UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Soliciting Material under § 240.14a-12

TEREX CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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TEREX CORPORATION
200 Nyala Farm Road, Westport, Connecticut 06880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2008

The Annual Meeting of Stockholders of Terex Corporation (“Terex” or the “Company”) will be held at the corporate offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut, on Thursday, May 15, 2008, at 10:00 a.m., local time, for the following purposes:

1.	To elect eleven (11) directors to hold office for one year or until their successors are duly elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on March 18, 2008 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

This year, new Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders on the Internet. We are pleased to take advantage of these new rules and believe that they enable us to provide our stockholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

On or about April 3, 2008, we will be mailing our Notice of Internet Availability of Proxy Materials to most of our stockholders, which contains instructions for our stockholders’ use of this new process, including how to access our 2008 Proxy Statement and 2007 Annual Report and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may receive a paper copy of the Proxy Statement and Annual Report, if you received only a Notice of Internet Availability of Proxy Materials this year. Participants in the Company’s 401(k) plan will each receive a printed copy of the proxy materials.

EVERY STOCKHOLDER’S VOTE IS IMPORTANT. While all stockholders are invited to attend the Annual Meeting, we urge you to vote whether or not you will be present at the Annual Meeting. You may vote by telephone or via the Internet. If you received a paper copy of the proxy card by mail, you may complete, date and sign the accompanying proxy card and return it in the envelope provided. No postage is required if the proxy card is mailed in the United States. You may withdraw your proxy or change your vote at any time before your proxy is voted, either by voting in person at the Annual Meeting, by proxy, by telephone or via the Internet. Please vote promptly in order to avoid the additional expense of further solicitation.

By order of the Board of Directors,

Eric I Cohen Secretary

March 31, 2008
Westport, Connecticut

TEREX CORPORATION
200 Nyala Farm Road
Westport, Connecticut 06880

Proxy Statement for the
Annual Meeting of Stockholders
to be held on May 15, 2008

This Proxy Statement is furnished to stockholders of Terex Corporation (“Terex” or the “Company”) in connection with the solicitation of proxies by and on behalf of the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on May 15, 2008, at the corporate offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut, and at any adjournments or postponements thereof (collectively, the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”).

As of March 18, 2008, the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting, the Company had outstanding 101,530,558 shares of common stock, $.01 par value per share (“Common Stock”).

Under rules and regulations that the Securities and Exchange Commission (“SEC”) recently adopted, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner of our Common Stock, we are now furnishing proxy materials, which include our Proxy Statement and Annual Report, to our stockholders over the Internet and providing a Notice of Internet Availability of Proxy Materials by mail other than stockholders who participate in the Company’s 401(k) plan. Participants in the Company’s 401(k) plan will each receive a printed copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you how you may submit your proxy via telephone or the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

We are mailing the Notice of Internet Availability of Proxy Materials to stockholders on or about April 3, 2008.

Each share of Common Stock is entitled to one vote per share for each matter to be voted on at the Meeting. Except for the election of directors, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is required for the approval of any matters voted upon at the Meeting. In an uncontested election of directors, as the election at the Meeting will be, each director shall be elected by a majority of the votes cast with respect to such director.

A quorum of stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock representing a majority of the aggregate number of votes entitled to be cast. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. With respect to all matters to be voted upon at the Meeting, abstentions will have the effect of a negative vote and broker non-votes will not be considered as votes cast and thus will have no effect on the outcome of the vote.

Proxy solicitations by the Board will be made by mail, by phone, via the Internet or by personal interviews conducted by officers or employees of the Company. All costs of solicitations, including (a) printing and mailing of the Notice of Internet Availability of Proxy Materials, (b) the printing and mailing of this Proxy Statement and accompanying material, (c) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company’s stock, and (d) supplementary solicitations to submit proxies, if any, will be borne by the Company.

How To Vote

In order that your shares of Common Stock may be represented at the Meeting, you are requested to select one of the following methods:

Via the Internet – You can vote your shares via the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The Internet procedures are designed to authenticate your identity to allow you to vote your shares and confirm that your instructions have been properly recorded. Internet voting facilities for stockholders of record are available 24 hours a day and will close at 11:59 p.m. (EST) on May 14, 2008.

By Telephone – The Notice of Internet Availability of Proxy Materials includes a toll-free number you can call to request printed copies of proxy materials. The printed proxy materials include a different toll-free number that you can call for voting.

By Mail – Stockholders who receive a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanies the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by requesting a paper proxy card according to the instructions contained in the Notice of Internet Availability of Proxy Materials received from your broker or other agent, and then completing, signing and dating the voting instruction card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

If you vote via the Internet, by telephone or by mailing a proxy card, we will vote your shares as you direct. For the election of directors, you can specify whether your shares should be voted for all, some or none of the nominees for director listed. With respect to the other items being submitted for stockholder vote, you may vote “for” or “against” any proposal or you may abstain from voting on any proposal.

If you submit a proxy via the Internet, by telephone or by mailing a proxy card without indicating your instructions, we will vote your shares consistent with the recommendations of our Board as stated in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials, specifically in favor of our nominees for directors and in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matters are properly presented at the Meeting for consideration, then our officers named on your proxy will have discretion to vote for you on those matters. As of the date of the Notice of Internet Availability of Proxy Materials, we knew of no other matters to be presented at the Annual Meeting.

Revocation of Proxies – Any stockholder giving a proxy has the right to attend the Meeting to vote his or her shares of Common Stock in person (thereby revoking any prior proxy). Any stockholder also has the right to revoke the proxy at any time by executing a later-dated proxy, by telephone, via the Internet or by written revocation received by the Secretary of the Company prior to the time the proxy is voted. All properly executed and unrevoked proxies delivered pursuant to this solicitation, if received at or prior to the Meeting, will be voted at the Meeting.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Meeting, eleven directors of the Company are to be elected to hold office until the Company’s next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Each director shall be elected by a majority of the votes of shares of Common Stock represented at the Meeting in person or by proxy cast with respect to such director. Unless marked to the contrary, the proxies received by the Company will be voted FOR the election of the eleven nominees listed below, nine of whom are presently members of the Board.

Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. However, should any of the nominees for director decline or become unable to accept nomination if elected, it is intended that the Board will vote for the election of such other person as director as it shall designate. The Company has no reason to believe that any nominee will decline or be unable to serve if elected.

In the event of an uncontested election, as is the case this year, any nominee for director who is a current director and receives less than a majority of the votes cast in person or by proxy at the Meeting shall offer to resign from the Board. While the Board does not believe that in each such case a director should necessarily leave the Board, this presents an opportunity for the Board, through its Governance and Nominating Committee, to consider the resignation offer. In the event of an uncontested election, as is the case this year, any nominee for director who is not a current director and receives less than a majority of the votes cast in person or by proxy at the meeting shall not be elected to the Board.

The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of March 25, 2008, such nominee’s name, business experience for at least the past five years, other directorships held and age. There is no family relationship between any nominee and any other nominee or executive officer of the Company. For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see “Security Ownership of Management and Certain Beneficial Owners.”

The Governance and Nominating Committee of the Board has nominated each of the following individuals based on various criteria, including, among others, a desire to maintain a balanced experience and knowledge base within the Board, the nominees’ personal integrity and willingness to devote necessary time and attention to properly discharge the duties of director, and the ability of the nominees to make positive contributions to the leadership and governance of the Company.

The Board recommends that the stockholders vote FOR the following nominees for director.

Name	Age	Positions and Offices with Company	First Year As Company Director

Ronald M. DeFeo	56	Chairman of the Board, Chief Executive Officer and Director	1993

G. Chris Andersen	69	Lead Director	1992

Paula H. J. Cholmondeley	60	Director	2004

Don DeFosset	59	Director	1999

William H. Fike	71	Director	1995

Thomas J. Hansen	59	Director Nominee	N/A

Dr. Donald P. Jacobs	80	Director	1998

David A. Sachs	48	Director	1992

Oren G. Shaffer	65	Director	2007

David C. Wang	63	Director Nominee	N/A

Helge H. Wehmeier	65	Director	2002

Ronald M. DeFeo was appointed President and Chief Operating Officer of the Company on October 4, 1993, Chief Executive Officer (“CEO”) of the Company on March 24, 1995 and Chairman of the Board on March 4, 1998. Mr. DeFeo relinquished the titles of President and Chief Operating Officer of the Company on January 3, 2007. Pursuant to an Employment and Compensation Agreement between Mr. DeFeo and the Company, dated as of July 1, 2005 (the “DeFeo Agreement”), Mr. DeFeo is to remain Chief Executive Officer of the Company through December 31, 2012 and the Company will use its best efforts, consistent with generally accepted best corporate governance standards, to have Mr. DeFeo elected Chairman of the Board during this time. Mr. DeFeo joined the Company in May 1992 as President of the Company’s then Heavy Equipment Group. A year later, he also assumed the responsibility of serving as the President of the Company’s former Clark Material Handling Company subsidiary. Prior to joining the Company on May 1, 1992, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the former Tenneco farm and construction equipment division, and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations. Mr. DeFeo serves as a director of Kennametal Inc. (a supplier of the Company).

G. Chris Andersen has been a merchant banker since 1996 and is currently a partner of G.C. Andersen Partners, LLC, a private merchant banking and advisory firm, and also serves as the non-executive Chairman of the Board of Directors of Millennium Cell Inc.

Paula H. J. Cholmondeley is currently a private consultant on strategic planning. Ms. Cholmondeley served as Vice President and General Manager of Sappi Fine Paper, North America from 2000 through 2004, where she was responsible for their Specialty Products division. Ms. Cholmondeley held senior positions with various other companies from 1980 through 1998, including Owens Corning, The Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company, and also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan administration. Ms. Cholmondeley, a former certified public accountant, is an alumnus of Howard University and received a Masters Degree in Accounting from the University of Pennsylvania, Wharton School of Finance. Ms. Cholmondeley is also a director of Dentsply International Inc., Ultralife Batteries, Inc., Albany International Corp. and Minerals Technologies Inc., and is an independent trustee of Nationwide Mutual Funds.

Don DeFosset retired in November 2005 as Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset had served since November 2000 as President and CEO, and since March 2002 as Chairman, of Walter Industries. Previously, he was Executive Vice President and Chief Operating Officer of Dura Automotive Systems, Inc., a global supplier of engineered systems, from October 1999 through June 2000. Before joining Dura, Mr. DeFosset served as a Corporate Executive Vice President, President of the Truck Group and a member of the Office of Chief Executive Officer of Navistar International Corporation from October 1996 to August 1999. Mr. DeFosset also serves as a director of Regions Financial Corporation and James Hardie Industries NV.

William H. Fike has been President of Fike & Associates, a consulting firm, since January 2000. Mr. Fike retired as the Vice Chairman and Executive Vice President of Magna International Inc., an automotive parts manufacturer based in Ontario, Canada, in February 1999. Prior to joining Magna International in August 1994, Mr. Fike was employed by Ford Motor Company from 1965 to 1994, where he served most recently as a Corporate Vice President and as President of Ford Europe.

Thomas J. Hansen is Vice Chairman of Illinois Tool Works Inc. (“ITW”), a manufacturer of fasteners and components, consumable systems and a variety of specialty products and equipment, and is responsible for ITW’s worldwide Automotive Components and Fastener, Fluids and Polymers, Industrial Metal and Plastic and Construction businesses. From 1998 until May 2006 Mr. Hansen served as Executive Vice President of ITW. Mr. Hansen joined ITW in 1980 as sales and marketing manager of the Shakeproof Industrial Products businesses and held several other positions with the company. Mr. Hansen is a member of the Northern Illinois University’s Executive Club, a member of the Economics Club of Chicago, is Chairman of the ITW Better Government Council, and is a former member of the Board of Trustees of MAPI (Manufacturers Alliance).

Dr. Donald P. Jacobs is Dean Emeritus and the Gaylord Freeman Distinguished Professor of Banking of the J.L. Kellogg School of Management at Northwestern University, positions he has held since 2001. Prior to that, Dr. Jacobs was Dean of the Kellogg School from 1975 through 2001. He presently teaches government, strategy and international business. Dr. Jacobs also serves as a director of ProLogis Trust.

David A. Sachs is the Co-Chairman of the Capital Markets Group Investment Committee of Ares Management LLC, an investment management firm of which he was a founder in 1997. Mr. Sachs has been an investment banker and investment manager since 1981.

Oren G. Shaffer was the Vice Chairman and Chief Financial Officer of Qwest Communications International Inc. from 2002 to 2007. Prior to joining Qwest, Mr. Shaffer was President and Chief Operating Officer of Sorrento Networks, a maker of optical products, beginning in 2000. From 1994 to 1999, he was Chief Financial Officer of Ameritech Corporation, a telecommunications provider that was acquired by SBC Communications Inc. in 1999. Mr. Shaffer also serves as a director of Belgacom SA and Intermec, Inc.

David C. Wang is President of Boeing China Inc. and Vice President of International Relations of The Boeing Company, a large aerospace company and a manufacturer of commercial jetliners and military aircraft, and has held these positions since November 2002. Prior to joining Boeing, Mr. Wang served as Chairman and CEO of General Electric China from 1997 to 2001. Prior to that, Mr. Wang served in various positions of increasing responsibility with General Electric since 1980. Mr. Wang is also a director of KLA-Tencor Corporation.

Helge H. Wehmeier retired in December 2004 as Vice-Chairman of Bayer Corporation, a post he held since July 1, 2002. Prior to that, Mr. Wehmeier served as President and Chief Executive Officer of Bayer Corporation from 1991 through June 2002. Mr. Wehmeier spent more than 35 years with Bayer AG, a diversified, international chemicals and health care group, in various positions of increasing responsibility, including senior management positions in both Europe and the United States. Mr. Wehmeier is an alumnus of the International Management Development Institute, Lausanne, Switzerland and Institut European d’Administration des Affaires, Fontainebleau, France. Mr. Wehmeier also serves as a director of PNC Financial Services Group, Inc., a diversified banking and financial services company, and Owens Illinois, Inc., a manufacturer of glass containers.

Board Meetings and Corporate Governance

The Board met seven times in 2007 at regularly scheduled and special meetings, including telephonic meetings. All of the directors in office during 2007 attended at least 75% of the meetings of the Board and all committees of the Board on which they served during 2007. It is the Company’s policy, as stated in the Company’s Governance Guidelines (the “Guidelines”), that each director is expected to attend the annual meeting of stockholders. All of the directors then in office attended the Company’s previous annual stockholder meeting held on May 17, 2007.

It is the Company’s policy that the Board consists of a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of any other applicable regulatory authority, including the SEC. The Board annually reviews the relationship of each director with the Company, and only those directors who the Board affirmatively determines have no material relationship with the Company are deemed to be independent directors. The Guidelines specifically define what is deemed to be a material relationship between the Company and an independent director. The following are the relationships that the Board considers in making its independence determination:

(i)	whether the director or any of his or her immediate family members is or was within the past five years an officer of the Company;

(ii)	whether the director is or was within the past five years an employee of the Company;

(iii)	whether the director or any of his or her immediate family members is or was during the past five years affiliated with, or employed by, any past or present auditor of the Company (or an affiliate);

(iv)
whether the director or any of his or her immediate family members is or was within the past five years part of an interlocking directorate in which an executive officer of the Company serves or served on the compensation committee of a company that concurrently employs or employed the director or any of his or her immediate family members;

(v)
whether the director is an executive officer, a partner, member, of counsel or beneficial owner of more than ten percent (10%) of the equity interest of a customer of, or a supplier of goods or services (including without limitation any investment banking firm or law firm) to, the Company where the amount involved in any of the last three fiscal years exceeds certain thresholds;

(vi)
whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company to which the Company was indebted at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of five percent (5%) of the Company’s total consolidated assets at the end of such fiscal year;

(vii)	whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company which was indebted to the Company;

(viii)
whether the director or any of his or her immediate family members was indebted to the Company, other than in the ordinary course of business of the Company and the business of the director or the member of his or her immediate family, as applicable, at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of $100,000 at the end of such fiscal year;

(ix)
whether the director is affiliated with a tax exempt entity that within the preceding three years received the greater of (x) $1 million or (y) two percent (2%) of its consolidated gross revenues from the Company (based on the tax exempt entity’s most recently completed fiscal year);

(x)
whether the director or any of his or her immediate family members is during the current fiscal year or was during the most recently completed fiscal year a party to a transaction or series of similar transactions with the Company or its subsidiaries (excluding director fees, stock options and other director compensation) other than on arms-length terms where the amount involved is not material to either party;

(xi)
whether the director or any of his or her immediate family members received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service within the past three years; and

(xii)
whether the director has any other relationships with the Company or the members of management of the Company that the Board has determined to be material and which are not described in (i) through (xi) above.

After consideration of all applicable matters, the Board determined, based on the above criteria, that none of the directors has a material relationship with the Company other than as a director or as a stockholder except for Mr. DeFeo, who is not an independent director. Accordingly, the Board has determined that all of the nominees for director are independent directors except for Mr. DeFeo, who has been nominated to serve on the Board as a result of his position as Chief Executive Officer of the Company.

Directors who are employees of the Company receive no additional compensation by virtue of being directors of the Company. Outside directors receive compensation for their service as directors and reimbursement of their expenses incurred as a result of their service as directors. See “Director Compensation” for a detailed description of director compensation, including the Company’s Common Stock ownership objective for outside directors.

Directors have complete access to management and the Company’s outside advisors, and senior officers and other members of management frequently attend Board meetings at the discretion of the Board. It is the policy of the Board that non-management directors also meet privately in executive sessions without the presence of any members of management at each regularly scheduled meeting of the Board and at such other times as the Board shall determine. In addition, the Board may retain and have access to independent advisors of its choice with respect to any issue relating to its activities, and the Company pays the expenses of such advisors.

Since 2003, the Board has determined that, because the offices of Chairman and Chief Executive Officer have been combined in Mr. DeFeo, it has been desirable for the Company to have an independent director serve as Lead Director of the Board. The Lead Director, in conjunction with the Chairman and the Chief Executive Officer, provides leadership and guidance to the Board. In addition, the Lead Director presides at all executive sessions of the non-management directors. Mr. Andersen was appointed Lead Director in 2006. The directors intend to nominate Mr. Andersen as the Lead Director for an additional one-year term beginning in May 2008. Thereafter, the directors will review annually the desirability of having a Lead Director and, if the directors determine it best to continue to have a Lead Director, shall elect a Lead Director for the succeeding one-year period. No director may serve as Lead Director for more than three consecutive years.

The Board and the Governance and Nominating Committee annually review the Company’s corporate governance policies and practices and the Guidelines. The Board believes that the Guidelines effectively assist the Board in the exercise of its duties and responsibilities and serve the best interests of the Company. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to achieving strategic objectives of the Company while enhancing stockholder value over the long term. The Board and the Governance and Nominating Committee will continue to review the Guidelines annually and may make changes as they determine are necessary and appropriate, including changes that may be necessary to comply with new or proposed laws, rules or regulations issued by the SEC and the NYSE. A copy of the Guidelines is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the Guidelines is available in print, without charge, to any stockholder who requests these materials from the Company.

If you wish to communicate with the Board, you may correspond by filing a report through Ethicspoint, 24 hours a day, 7 days a week, via the Internet at www.ethicspoint.com or by calling toll free, (877) 584-8488 or 1-800-ETHICSP. Reports should be submitted under the category “Director Communications.” Ethicspoint is an independent third-party provider retained by the Company to offer a comprehensive, confidential and, upon request, anonymous reporting system for receiving complaints, grievances and communications. All communications received by Ethicspoint will be relayed to the Board.

The Board has an Audit Committee, Compensation Committee and Governance and Nominating Committee.

Audit Committee Meetings and Responsibilities

The Audit Committee of the Board consists of Messrs. DeFosset (chairperson), Jacobs, Sachs, Shaffer and Wehmeier and Ms. Cholmondeley, each of whom is independent as defined in the listing standards of the NYSE and under the Exchange Act. The Audit Committee met 13 times during 2007.

Each member of the Audit Committee is required to be financially literate or must become financially literate within a reasonable time after appointment to the Audit Committee, and at least one member of the Audit Committee must have accounting or related financial management expertise. The Board, in its business judgment, believes that each of the current members of the Audit Committee is financially literate and that each of its members has accounting or financial management expertise: Mr. DeFosset through his business experience as a corporate executive, his involvement in preparing financial statements at various public companies and particularly his experience as a Chief Executive Officer of a public company; Dr. Jacobs through his years of experience teaching business, finance, management and accounting at the graduate level, as well as serving as a chairman of the public review board of a national accounting firm and as Chairman of the Board of Amtrak; Mr. Sachs through his extensive experience as an investment banker and investment manager; Mr. Shaffer through his extensive experience and involvement in preparing financial statements as the Chief Financial Officer of a large public company; Mr. Wehmeier through his business experience as a corporate executive and his involvement in preparing financial statements as a senior executive, including as a Chief Executive Officer, of a large multinational company; and Ms. Cholmondeley through her education, training and experience as a former certified public accountant and her involvement in preparing financial statements as the Chief Financial Officer of a large insurance company. The Board has determined that each of Ms. Cholmondeley, Mr. DeFosset, Dr. Jacobs, Mr. Sachs and Mr. Shaffer is an “audit committee financial expert,” as such term is defined under the regulations of the SEC.

Ms. Cholmondeley also serves on the audit committees of Dentsply International Inc., Albany International Corp., Minerals Technologies Inc. and Ultralife Batteries, Inc., each of which is a public company. The rules of the NYSE and the charter of the Audit Committee do not permit any member of the Audit Committee to serve on the audit committee of more than two other public companies in addition to the Company’s Audit Committee without a determination by the Board that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee. In the case of Ms. Cholmondeley, the Board has made the determination that her service to the Company will not be impaired by her service on the audit committees of such other public companies. In making this determination, the Board noted that Ms. Cholmondeley served on the audit committees of such other companies in the prior year and this did not affect her ability to devote the necessary time to the Company’s Audit Committee. The Board also took into account the fact that Ms. Cholmondeley is retired from full time employment and can be expected to have sufficient time to devote to her Audit Committee responsibilities.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by meeting regularly with the Company’s independent registered public accounting firm and operating and financial management personnel. The Audit Committee reviews the audit performed by the Company's independent registered public accounting firm and reports the results of such audit to the Board. The Audit Committee reviews the Company’s annual financial statements and all material financial reports provided to the stockholders and reviews the Company’s internal auditing, accounting and financial controls.

As stated in the Audit Committee Charter, the Audit Committee also reviews related party transactions and any other matters pertaining to potential conflicts of interest or adherence to the Company’s standards of business conduct. Related party transactions must be approved by the Audit Committee, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Audit Committee will consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related party transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of, the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. On an annual basis, or more frequently as needed, the Chief Financial Officer of the Company provides the Audit Committee an estimate for the services needed and seeks pre-approval of such services from the Audit Committee. The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

Requests for pre-approval for services must be detailed as to the services to be provided and the estimated total cost and must be submitted to the Company’s Chief Financial Officer. The Chief Financial Officer then determines whether the services requested fall within the guidance of the Audit Committee as to the services eligible for pre-approval. If the service was not of a type that was already pre-approved or the estimated cost would exceed the amount already pre-approved, then the Chief Financial Officer seeks pre-approval of the Audit Committee on a timely basis.

The Audit Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the SEC and the NYSE. A copy of the Audit Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests these materials from the Company. This charter sets out the responsibilities, authority and duties of the Audit Committee.

See “Audit Committee Report” for a discussion of the Audit Committee’s review of the audited financial statements of the Company for the Company’s fiscal year ended December 31, 2007.

Compensation Committee Meetings and Responsibilities

The Compensation Committee of the Board consists of Messrs. Sachs (chairperson), Andersen, DeFosset, Fike and Shaffer, each of whom is independent as defined in the listing standards of the NYSE. The Compensation Committee met nine times during 2007.

Each member of the Compensation Committee must have a basic understanding of the components of executive compensation and of the role of each component as part of a comprehensive program linking compensation to corporate and individual performance in support of the Company’s objectives.

The Compensation Committee assists the Board in its responsibilities regarding compensation of the Company’s senior executives and outside directors, including overall responsibility for approving, evaluating and modifying the Company’s plans, policies and programs for compensation of key management personnel. The Compensation Committee establishes compensation arrangements for executive officers and for certain other key management personnel.

The Compensation Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the NYSE. A copy of the Compensation Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests these materials from the Company. This charter sets out the responsibilities, authority and duties of the Compensation Committee. The charter does not provide for any delegation of the Compensation Committee’s duties.

See “Compensation Discussion and Analysis” for a description of the Company’s executive compensation philosophy and executive compensation program, including a discussion of how the compensation of the Company’s executive officers was determined.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee served as one of the Company’s officers or employees during 2007 or was formerly an officer of the Company. None of the Company’s executive officers served as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board or Compensation Committee during 2007. None of the Company’s executive officers served as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee during 2007.

Governance and Nominating Committee Meetings and Responsibilities

The Governance and Nominating Committee of the Board consists of Messrs. Andersen (chairperson), Fike, Jacobs and Wehmeier and Ms. Cholmondeley, each of whom is independent as defined in the listing standards of the NYSE. The Governance and Nominating Committee met five times during 2007.

The Governance and Nominating Committee plays a central role in planning the size and composition of the Board, developing criteria and implementing the process of identifying, screening and nominating candidates for election to the Board, recommending corporate governance guidelines and actions to improve corporate governance and evaluating individual director and full Board performance. The Governance and Nominating Committee is responsible for overseeing a review and assessment of the performance of the Board and its committees at least annually, including establishing the evaluation criteria and implementing the process for evaluation.

The Governance and Nominating Committee will consider as candidates for nomination as directors individuals who have been recommended by the Company’s stockholders, directors, officers, third party search firms and other sources. For details on how stockholders may submit nominations for directors, see “Stockholder Proposals.”

The Company paid fees to an unaffiliated third party search firm in 2007 to assist the Governance and Nominating Committee in identifying and screening possible candidates for nomination, including Oren G. Shaffer, Thomas J. Hansen and David Wang, and also conducted appropriate background and reference checks on such candidates.

In evaluating a candidate, the Governance and Nominating Committee considers the attributes of the candidate, including his or her independence, integrity, diversity, experience, sound judgment in areas relevant to the Company’s businesses, and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. Maintaining a balanced experience and knowledge base within the total Board shall include considering whether the candidate: (i) is a CEO, or has similar work experience, in companies engaged in capital and industrial goods industries; (ii) has significant direct management experience of multinational business operations; (iii) has extensive knowledge and experience in financial services and capital markets; and (iv) has unique knowledge and experience and can provide significant contributions to the Board’s effectiveness. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. There are no specific, minimum qualifications that the Governance and Nominating Committee believes must be met by a candidate. All candidates are reviewed in the same manner, regardless of the source of the recommendation.

The Governance and Nominating Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the NYSE. A copy of the Governance and Nominating Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests these materials from the Company. This charter sets out the responsibilities, authority and duties of the Governance and Nominating Committee.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company’s Common Stock, by each director, by each director nominee, by each executive officer of the Company named in the summary compensation table below, and by all directors and executive officers as a group, as of March 1, 2008 (unless otherwise indicated below). Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after March 1, 2008, pursuant to an exercise of options or otherwise, are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.

NAME AND ADDRESS OF BENEFICIAL OWNER (1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (2)		PERCENT OF CLASS

Neuberger Berman, Inc.	7,795,071	(3)	7.7%
605 Third Avenue
New York, NY 10158

AXA Financial, Inc.	6,218,669	(4)	6.1%
1290 Avenue of the Americas
New York, New York 10104

G. Chris Andersen	207,783	(5)	*

Paula H. J. Cholmondeley	11,294		*

Ronald M. DeFeo	1,182,338	(6)	1.1%

Don DeFosset	64,073	(7)	*

William H. Fike	92,465	(8)	*

Thomas J. Hansen	0

Dr. Donald P. Jacobs	60,585	(9)	*

David A. Sachs	292,194	(10)	*

Oren G. Shaffer	4,510		*

David C. Wang	0		*

Helge H. Wehmeier	35,875		*

NAME AND ADDRESS OF BENEFICIAL OWNER (1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (2)		PERCENT OF CLASS

Phillip C. Widman	176,682	(11)	*

Thomas J. Riordan	133,598		*

Steve Filipov	78,496	(12)	*

Richard Nichols	122,071	(13)	*

All directors and executive officers as a group (20 persons)	2,886,776	(14)	2.8%

*	Amount owned does not exceed one percent (1%) of the class so owned.

(1)	Unless indicated otherwise, each person’s principal address is c/o Terex Corporation, 200 Nyala Farm Road, Westport, CT 06880.

(2)
Certain executive officers and directors maintain margin securities accounts, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in the accounts. At March 1, 2008, no executive officer or director had debit balances in such accounts.

(3)
Neuberger Berman, Inc. (“Neuberger”) filed a Schedule 13G, dated February 12, 2008, disclosing the beneficial ownership of 7,795,071 shares of Common Stock. This includes Neuberger having sole voting power over 4,454,934 shares of Common Stock, shared voting power over 3,017,961 shares of Common Stock and shared dispositive power over 7,795,071 shares of Common Stock.

(4)
AXA Financial, Inc. and its affiliates (“AXA”) filed a Schedule 13G, dated February 14, 2008, disclosing the beneficial ownership of 6,218,669 shares of Common Stock. This includes AXA having sole voting power over 4,083,327 shares of Common Stock, shared voting power over 921,688 shares of Common Stock, sole dispositive power over 6,218,648 shares of Common Stock and shared dispositive power over 21 shares of Common Stock.

(5)	Includes 5,174 shares of Common Stock issuable upon the exercise of options exercisable within 60 days. Also includes 15,000 shares that are pledged.

(6)
Includes 147,152 shares that are owned indirectly by Mr. DeFeo through a grantor retained annuity trust. Also includes 313,230 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(7)	Includes 2,587 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(8)	Includes 2,587 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(9)	Includes 13,826 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(10)
Includes 7,600 shares of Common Stock owned by Mr. Sachs’ wife. Mr. Sachs disclaims the beneficial ownership of such shares. Also includes 27,524 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(11)	Includes 44,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(12)	Includes 10,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(13)	Includes 49,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(14)	Includes 540,893 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

EXECUTIVE OFFICERS

The following table sets forth, as of March 25, 2008, the respective names and ages of the Company’s executive officers, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his or her successor is duly elected and qualified.

NAME	AGE	POSITIONS AND OFFICES WITH COMPANY
Ronald M. DeFeo	56	Chairman of the Board, Chief Executive Officer and Director
Thomas J. Riordan	51	President and Chief Operating Officer
Phillip C. Widman	53	Senior Vice President and Chief Financial Officer
Eric I Cohen	49	Senior Vice President, Secretary and General Counsel
Brian J. Henry	49	Senior Vice President, Finance and Business Development
Kevin A. Barr	48	Senior Vice President, Human Resources
Richard Nichols	46	President, Terex Cranes
Stoyan (Steve) Filipov	39	President, Developing Markets and Strategic Accounts
Timothy A. Ford	46	President, Terex Aerial Work Platforms
Robert G. Isaman	46	President, Terex Construction

For information regarding Mr. DeFeo, refer to the section above titled “Election of Directors.”

Thomas J. Riordan became President and Chief Operating Officer (“COO”) of the Company on January 3, 2007. Prior to joining the Company, Mr. Riordan was Executive Vice President and Chief Operating Officer of SPX Corporation, a diversified global industrial manufacturer. From 1996 to 2006, he held a number of positions of increasing responsibility at SPX, resulting in his appointment as Executive Vice President and Chief Operating Officer of SPX. Prior to joining SPX, he was President of Portland, Oregon based Consolidated Sawmill Machinery International. Prior to that, Mr. Riordan held a series of manufacturing and management positions of increasing responsibility with J.I. Case and Borg-Warner Automotive.

Phillip C. Widman was appointed Senior Vice President and Chief Financial Officer of the Company on September 16, 2002. Prior to joining the Company, Mr. Widman served as Executive Vice President, Chief Financial Officer of Philip Services Corporation, an industrial outsourcing and metal services company, from 1998 to 2001, and as an independent consultant from 2001 to 2002. Prior to joining Philip Services, Mr. Widman worked at Asea Brown Boveri Ltd. (“ABB”) for eleven years in various financial and operational capacities in the transportation, power generation and power distribution businesses. During his last two years at ABB, he served as Vice President, Chief Financial Officer and Supply Management of its diverse businesses in the United States. Additionally, Mr. Widman’s experience includes twelve years with Unisys Corporation in a variety of financial roles.

Eric I Cohen became Senior Vice President, Secretary and General Counsel of the Company on January 1, 1998. Prior to joining the Company, Mr. Cohen was a partner with the New York City law firm of Robinson Silverman Pearce Aronsohn & Berman LLP (which firm has since merged with Bryan Cave LLP) since January 1992 and was an associate attorney with that firm from 1983 to 1992.

Brian J. Henry was appointed Senior Vice President, Finance and Business Development on October 18, 2002. Mr. Henry previously held the positions of Vice President, Finance and Business Development, Vice President-Finance and Treasurer, and Vice President-Corporate Development and Acquisitions. Mr. Henry also served as the Company’s Director of Investor Relations. Mr. Henry has been employed by the Company since 1993. From 1990 to 1993, Mr. Henry was employed by KCS Industries, L.P. and its predecessor, KCS Industries, Inc., an entity that until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries.

Kevin A. Barr was named Senior Vice President, Human Resources of the Company on January 3, 2006. Prior to that, Mr. Barr had been serving as Vice President, Human Resources of the Company since September 25, 2000. Prior to joining the Company, Mr. Barr served as Vice President-Human Resources at DBT Online since 1998. From 1995 to 1998, Mr. Barr was at Nabisco, Inc. as Vice President-Human Resources, Asia/Pacific. Prior to that, Mr. Barr served as Vice President-Human Resources, Asia/Pacific and Latin America with Dun and Bradstreet Corporation from 1990 to 1995, and in various human resources executive positions at Chase Manhattan Bank, N.A. from 1981 to 1990.

Richard Nichols was named President, Terex Cranes on January 16, 2008. At that time, Mr. Nichols had been serving as President, Terex Materials Processing & Mining since January 23, 2004. Prior to that, Mr. Nichols served as the Company’s Vice President and General Manager, Infrastructure since April 2003. Mr. Nichols previously held the position of Vice President and General Manager of Terex Mining Trucks since joining the Company in October 2000. Prior to joining the Company, Mr. Nichols spent 15 years in the aerospace industry at Honeywell International Inc. in various senior management positions.

Stoyan (Steve) Filipov was named President, Developing Markets and Strategic Accounts on January 16, 2008. Prior to that, Mr. Filipov had been serving as President, Terex Cranes since January 1, 2004. At that time, Mr. Filipov had been serving as President of the international operations for Terex Cranes since July 1, 2002. Prior to that Mr. Filipov held various other positions with a number of the Company’s international cranes businesses. Mr. Filipov started with the Company on September 1, 1995 as Export Manager for one of the Company’s crane operations in France.

Timothy A. Ford became President, Terex Aerial Work Platforms on October 2, 2006.  Prior to joining the Company, since 2005, Mr. Ford was Executive Vice President of The Toro Company, a lawn care and turf maintenance product and service provider.  Previous to that, Mr. Ford held various senior executive positions with The Toro Company since 2001.  Prior to that, he held various senior management positions with Honeywell International from 1998 through 2001.  Mr. Ford began his career at General Electric in 1985, progressing through a series of positions in a variety of disciplines culminating in General Manager, GE Lighting from 1994 through 1997.

Robert G. Isaman became President, Terex Construction on January 2, 2007. Prior to joining the Company, Mr. Isaman spent 21 years at United Technologies Corporation, a diversified industrial manufacturer, in a number of positions of increasing responsibility, most recently as President of Fire Safety Americas, UTC Fire & Security.

Code of Ethics and Conduct

The Company has adopted a code of ethics and conduct that applies to all of its directors and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. This code of ethics and conduct is a set of written standards reasonably designed to deter wrongdoing and to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code. The Company periodically reviews, updates and revises its code of ethics and conduct when it considers appropriate. A copy of the current code of ethics and conduct is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the code of ethics and conduct is available in print, without charge, to any stockholder who requests these materials from the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

The objectives of the Company’s executive compensation program are to: (i) attract and retain executives with the skills critical to the long-term success of the Company; (ii) motivate and reward individual and team performance in attaining business objectives and maximizing stockholder value; and (iii) link a significant portion of compensation to achieving performance goals and appreciation in the price of the Company’s stock, so as to align the interests of the executives with those of the stockholders. In keeping with its vision of being the best place to work in its industry, the Company seeks to attract executive officers with superb skills and leadership abilities.

To meet these objectives, the Company designs its total compensation program to be motivational and competitive with the programs of other corporations of comparable revenue size, corporations in the same industry, corporations with which the Company competes for executives, and other manufacturing corporations that may not be in the same industry as the Company but that provide similarly strong returns to their shareholders, as well as to be fair and equitable to both the executives and the Company.

The Company’s compensation program is built around a philosophy of targeting market-median base salary compensation with incentive components of compensation that can reflect positive, as well as negative, Company and individual performance. The Company’s objective with respect to base salary is to provide its executive officers with competitive salaries that are, on average, at or slightly below the 50th percentile of the Benchmark Companies (as defined below).

The Compensation Committee (the “Committee”) believes that the Company’s compensation program should deliver top-tier compensation given top-tier individual and Company performance. Likewise, where individual performance falls short of expectations and/or Company performance lags the industry, the programs should deliver lower-tier compensation. Consequently, the Company’s objective with respect to incentive compensation is to provide its executive officers with bonuses and long-term incentive awards that are generally within the third quartile of the Benchmark Companies.

The Committee believes that its objectives of pay-for-performance and retention should be appropriately balanced even in periods of temporary downturns, so that programs should continue to ensure that successful, high-achieving executives will remain motivated and committed to the Company during all phases of the business cycle.

When determining an executive officer’s compensation package, there are a number of factors that the Committee takes into account. Consideration is given to the executive’s overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential, as well as the combined value of these factors to the Company’s immediate and long-term performance and growth. The Committee believes that generally more than half of an executive’s total compensation should be aligned with the performance of the Company. Therefore, an executive officer will receive a significant portion of his or her compensation in an annual bonus and long-term incentive awards, a majority of which is linked to the performance of the Company.

The allocation in compensation between current and long-term compensation is based on global employment market conditions with an emphasis on attraction and retention, as well as attempting to motivate executive officers to achieve excellent results. Typically, an executive will receive less than half of his/her total compensation in salary. Generally, as an executive has greater responsibility within the Company, salary will be a less significant portion of the executive’s total compensation. Accordingly, as an executive officer’s level of responsibility increases, it is the intent of the Committee to have the largest portion of that executive’s compensation be dependent on the Company’s performance.

While the Committee believes that there is merit in taking into account the amount of equity that an executive owns in the Company, an overriding factor in determining the size and amount of future equity grants is ensuring that grants are motivational and measurable, while providing competitive equity grants that are determined based on grant date economic value.

The Committee retained Hewitt Associates (“Hewitt”) to support it in determining the compensation of the Company’s executive officers, including its CEO. Hewitt was not given a narrow list of instructions but rather was engaged to provide the Committee with any and all information and advice that might assist the Committee in performing its duties.

One of the principal methods that the Committee uses to determine compensation is to benchmark the executive officer’s compensation against the compensation of executive officers at comparable companies (the “Benchmark Companies”). The Benchmark Companies include global corporations of similar size and similar industries to the Company, and also companies that the Company competes with for talent. In addition, the Benchmark Companies include manufacturing companies that are not in the same industry as the Company, but that have historically provided similarly strong returns for their shareholders. The companies currently comprising the Benchmark Companies are:

Astec Industries, Inc.	The Black & Decker Corporation	Illinois Tool Works Inc.
Sauer-Danfoss Inc.	ITT Industries, Inc.	PACCAR Inc.
Joy Global Inc.	Danaher Corp.	3M
Manitowoc, Inc.	Parker Hannifin Corporation	Deere & Company
Cooper Cameron Corporation	Cummins, Inc.	Johnson Controls, Inc.*
FMC Technologies	Textron Inc.	Honeywell International Inc.*
Rockwell Automation	American Standard Companies Inc.	Caterpillar Inc.
AGCO Corporation	Ingersoll-Rand Company	United Technologies Corporation*
Dover Corporation	Eaton Corporation	General Electric Company*
Oshkosh Corporation	Masco Corporation

* The Benchmark Companies that are denoted with an asterisk are companies that are used to benchmark the compensation of the heads of certain of the Company’s business units, but are not used to benchmark the compensation of the Company’s corporate functional executives or its CEO.

The Benchmark Companies have a median annual revenue that is close to that of the Company, although there is a significant variance in size among the Benchmark Companies. The Committee and its compensation consultants believe that some variability in annual revenue size is desirable to be able to predict pay levels on a size adjusted basis (using a solid regression line of external pay information).

In general, the Company’s executive officers receive their salary and bonus in cash, while their long-term compensation components are received in equity. Historically, equity awards had been given in both restricted stock and options. Over the past several years, the Company has moved towards granting equity awards, including performance based shares, with more of an emphasis on restricted stock and less of an emphasis on options. For the last two annual grant cycles, there were no options awarded to executive officers.

Executive Compensation Program

Compensation is based on the level of job responsibility, individual performance, and Company performance. As executives progress to higher levels in the Company, an increasing proportion of their pay is linked to Company performance and shareholder returns, because in these roles the executives have a greater ability to affect the Company’s results.

The Committee’s aim is to achieve the proper balance between individual goals, the corporate strategic plan and enhancing stockholder value and stockholder interests. Each year the Committee, which is comprised entirely of independent directors, determines the compensation arrangements, with informational guidance from Hewitt, for the Company’s executive officers, including the Named Executive Officers (as defined below). The Committee relies on both Hewitt and the Company’s human resources department for support in its work. The CEO plays an integral role, in conjunction with the Committee, in determining the compensation of the other executive officers of the Company.

Typically, the CEO makes recommendations to the Committee regarding salary increases, bonus targets and amounts, and equity grants for each of the other executive officers of the Company. Under the Company’s performance management system, the CEO and the COO annually evaluate each of the Company’s senior executives that report to them. This assessment includes setting goals for the coming year for each senior executive and periodically evaluating the senior executive’s performance against the goals for the prior year. Consistent with the Committee’s charter, the CEO then makes recommendations to the Committee regarding the performance goals and the compensation of the Company’s senior executives.

The executive compensation program has three principal components: short-term compensation (salary and annual bonus), long-term incentive compensation and post-employment compensation, each of which is described below. While the components of compensation are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.

Internal Pay Equity

As is the case with many companies, the Company relies more heavily on the management and leadership skills of its Chairman and CEO than that of its other named executive officers. Mr. DeFeo has been with the Company since 1992, has been CEO since 1995 and Chairman since 1998, and has overseen the transformation of Terex during that time. In addition, under Mr. DeFeo’s leadership during the most recent three year period from 2005 - 2007, the Company’s market capitalization grew from approximately $2.4 billion to approximately $6.9 billion, which represents an approximate 190% increase. Further, the Company’s Stockholders’ equity grew during this period from $1,135.2 million to $2,343.2 million, an increase of over 100%. Moreover, the Company’s total shareholder return over this period outperformed approximately 79% of the Benchmark Companies. As a result, Mr. DeFeo received a significantly greater amount of compensation than the other named executive officers.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits to $1 million a year the deduction that a publicly held corporation may take for compensation paid to each of its chief executive officer and four other most highly compensated employees unless the compensation is “performance-based.” Performance-based compensation must be based on the achievement of pre-established, objective performance goals under a plan approved by stockholders.

In order to reduce or eliminate the amount of compensation that would not qualify for a tax deduction should the compensation of the CEO or any other executive officer exceed $1 million in any year, the Company’s 1999 Long Term Incentive Plan, 2004 Annual Incentive Compensation Plan (the “Annual Incentive Plan”), 2000 Incentive Plan (the “2000 Plan”) and 1996 Long Term Incentive Plan (the “1996 Plan”) were submitted to and previously approved by the Company’s stockholders, so that amounts earned thereunder by certain employees will qualify as performance-based.

Short-Term Compensation

Salary

Salary is determined by evaluating the responsibilities of the position held, the individual’s past experience in his/her current position, current performance, future potential and the competitive marketplace for executive talent. The Company’s objective is to provide its executive officers with competitive salaries that are, on average, at or slightly below the median of the Benchmark Companies. Salaries are reviewed annually to ensure that strong performance is reflected in any increase in an executive’s base salary level. The Committee believes that salary ranges for the Company’s executive officers in 2007 were, in aggregate, approximately at the 50th percentile of the Benchmark Companies.

In May 2007, the Committee approved an increase in the CEO’s base salary from $900,000 to $1,150,000 effective July 1, 2007. The key factors that the Committee considered in reaching this decision were the increase in the size and complexity of the Company and the Company’s strong performance over the last several years.

Annual Cash Bonus

In addition to salary, each executive officer is eligible for an annual cash bonus under the Annual Incentive Plan, which was adopted by the Board and the stockholders of Terex in 2004. Bonuses are given based upon the Company’s performance and the executive’s individual performance, both measured against previously determined targets. The individual targets are financial and non-financial, and contain individual and Company performance measures. The CEO’s bonus target is approximately two times his base salary. The bonus targets of the other executive officers generally range from 50% - 100% of their base salary.

The Company’s objective is to provide its executive officers with competitive bonuses that are generally within the third quartile of bonus target percentage ranges for the Benchmark Companies. The objective of the management annual incentive bonus program is to provide bonus opportunity and reward executives when their actions drive the overall performance of the Company. For performance that meets the pre-determined objectives, the executive is scheduled to receive 100% of the bonus target. For performance that fails to meet the pre-determined objectives, but which is within a satisfactory range of achievement, the executive would receive less than 100% of the bonus target, with the actual payment amount corresponding directly with the level of achievement under the predetermined target. Alternatively, for performance that exceeds the pre-determined objectives, the executive would receive greater than 100% of the bonus target, with the actual payment amount corresponding directly with the level of achievement in excess of the predetermined target. For each 1% increase or decrease in attainment above or below the bonus target, the payment will increase or decrease by 2.5%. For attainment at or above 120% of the bonus target, the payment will be capped at 150%. If attainment is at 80% of the bonus target, the payment will be 50%. For attainment below 80% of the bonus target, no payment would be made.

The amount of an executive’s annual bonus is greatly dependent on how the Company performs and on how the individual performs in helping the Company reach its objectives. While there is downside risk to the executive in having a performance component that can result in no bonus for less than 80% achievement, there is also an advantage and opportunity (bonus payments of up to 150% of target levels) if the Company and the individual both perform well. This meets the Committee’s objective that superior performance that adds value to the Company should be rewarded and performance that does not meet expectations should have significant consequences. The Committee, in its sole discretion, may increase, decrease or eliminate the payment of a bonus to any executive officer who is not a Covered Employee (as defined in Section 162(m) of the Code) under certain extraordinary events in accordance with the bonus plan.

In 2007, for executive officers with corporate functional responsibilities who reported directly to the Company’s CEO or COO, 60% of the bonus target was based upon a return on invested capital (“ROIC”) measurement determined at the overall Terex level and the other 40% was based on individual performance areas under the individual’s control and influence. For 2007, the targeted ROIC value was 41.9%, which was based upon the 2007 budgeted numbers of the Company, approved by the Board in December 2006.

In 2007, for executive officers who reported directly to the COO who have direct operating responsibility, 40% of the bonus target was based on ROIC (with the same target ROIC as described above), 20% based on Business Segment Performance, and 40% based on individual performance. Business Segment Performance was based upon an equal rating of cash flow and operating earnings at the operating segment level, with performance measured against approved management-operating plans. For 2007, the operating earnings targets for each of the Company’s four segment presidents were as follows: Terex Aerial Work Platforms ($389.8 million); Terex Construction ($58.3 million); Terex Cranes ($210.1 million); and Terex Materials Processing & Mining ($236.0 million). For 2007, the cash flow targets for each of the Company’s four segment presidents were as follows: Terex Aerial Work Platforms ($357.5 million); Terex Construction ($99.9 million); Terex Cranes ($156.5 million); and Terex Materials Processing & Mining ($167.8 million).

The Committee uses ROIC as one of the primary measures to assess operational performance as it measures how effectively the Company uses money invested in its operations. For example, ROIC highlights the level of value creation when compared to the Company’s cost of capital. ROIC is defined as the Company’s Consolidated Income from operations divided by the average of its (i) Debt less Cash and cash equivalents plus (ii) Total stockholders’ equity. For this purpose, Debt is calculated using the Company’s balance sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion.

For 2008 Annual Incentive Plan bonus payouts, ROIC will be calculated differently than in 2007 and will be based upon an after tax return on invested capital measurement determined at the overall Terex level. The Committee has moved to an after tax ROIC measurement because it believes tax performance is an important component of the Company’s overall performance and this is a metric that is better aligned to stockholder interests. After tax ROIC will be determined by dividing the sum of 2008 four quarters’ Net Operating Profit After Tax (as defined below) by the average of the sum of Total stockholders’ equity plus Debt (as defined below) less Cash and cash equivalents for the last quarter of 2007 and the four quarters of 2008. Net Operating Profit After Tax for each quarter is calculated by multiplying Income from operations by a figure equal to one minus the effective tax rate of the Company. The effective tax rate is equal to the (Provision for) benefit from Income taxes divided by Income before income taxes for the respective quarter. Debt is calculated using the amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. For 2008, the after tax ROIC target is 25.6%, which may be adjusted down a maximum of 2.6 percentage points to reflect an acquisition made by the Company in 2008.

Individual performance for each of the executive officers could include all or any combination of personal goals, Terex Business Systems and human resources planning initiatives, as well as other financial and non-financial measurements. The CEO and COO are responsible for determining individual performance measurements for each of their direct reports. The individual performance calculation for the executive officers, other than the CEO, is done on a holistic basis in evaluating the achievement of such goals rather than based upon a rigid formula. The difficulty in achieving the targeted goals depends on a variety of factors, some of which are in the executive’s control and some of which are not. These targets are established annually in conjunction with setting the business plan of the Company for the coming year. If the Company achieves its business plan objectives for the year, the Committee believes the goals are attainable.

The following table shows the total 2007 Annual Incentive Plan bonus payout and details the bonus amount that was earned for the quantitative and qualitative portions of the 2007 Annual Incentive Plan bonus for each of the named executive officers other than the CEO.

Name	Quantitative Bonus	Qualitative Bonus	Total Bonus
Phillip C. Widman	$243,788	$187,500	$431,288
Thomas J. Riordan	$484,904	$372,945	$857,849
Steve Filipov	$207,045	$149,076	$356,121
Richard Nichols	$171,229	$168,750	$339,979

For 2007, the Committee approved a bonus plan for Mr. DeFeo with an overall total bonus target of $2,025,000. This was contingent on Mr. DeFeo satisfying both quantitative financial performance measures (with a bonus target equal to 100% of Mr. DeFeo’s base salary, which for 2007 was $1,025,000) and qualitative performance measures (with a bonus target equal to $1,000,000).

The 2007 quantitative financial performance measures for Mr. DeFeo focused on three specific areas of financial performance:

Performance Measure	Weighting (%)	Target	Achievement
ROIC	60%	41.9%	43.3%
Earnings Per Share, on a fully diluted basis (“EPS”)	20%	$5.00	$5.85
Management of Working Capital	20%	79 net cash days	73.7 net cash days

For 2007 for Mr. DeFeo, the targeted EPS number was $5.00, which was based on the Company’s budget for 2007 approved by the Board in December 2006. Management of working capital was measured based on a target of net cash days. Net cash days are determined by using the following mathematical formula: (i) the number of days sales are outstanding, plus the inventory turn rate (measured in days), minus (ii) the number of days payables are outstanding. The result of this calculation will determine the net number of cash days. Mr. DeFeo’s target is based on the Company’s budget for 2007 approved by the Board in December 2006. Days sales are outstanding is calculated by dividing Trade receivables by the trailing three months Net sales multiplied by 365 days.  Inventory turn rate is calculated by dividing Inventories by the trailing three months Cost of goods sold multiplied by 365 days.  Days payable outstanding is calculated by dividing Trade accounts payable by the trailing three months Cost of goods sold multiplied by 365 days.

Mr. DeFeo had a number of qualitative performance measures that were considered in determining his award under the Plan. The following table provides a detailed listing of the qualitative performance measures that were considered by the Committee and their percent weighting:

Performance Measure	Weighting (%)	Excerpt of Goals
Talent Development, Diversity and Succession Planning	15%	Develop and diversify talent base. Implement new programs to recruit and retain talent.
Financial Controls, Ethics and Information Technology	15%	Strengthen financial controls and continue to enhance finance and tax staff. Develop future tax strategy plans.
Corporate Operational Initiatives	20%	Enhance supply chain purchasing savings initiatives. Continue to train/develop people to enhance the Company’s operating capabilities.
Corporate Marketing Initiatives	20%	Continue to build marketing capabilities, including analyzing and acting upon market share and research data.
Making Terex a Better Place to Work	10%	Continue to improve team member communication and satisfaction. Increase focus on team member health and safety.
Business Development	10%	Continue to pursue mergers and acquisitions that are attractive to the Company, including Asian businesses as well as bolt-on transactions.
Financial Structure	10%	Support business development goals and continue to use the Company’s balance sheet, including implementing the Company’s stock repurchase program.

The following tables detail the quantitative and qualitative portions of Mr. DeFeo’s 2007 Annual Incentive Plan bonus amount.

Quantitative Bonus Goal	Quantitative Bonus Target Amount	Quantitative Bonus Amount
ROIC	$615,000	$666,353
EPS	$205,000	$292,125
Management of Working Capital	$205,000	$239,235
Total	$1,025,000	$1,197,713

Qualitative Bonus Goal	Qualitative Bonus Target Amount	Qualitative Bonus Amount
Talent Development, Diversity and Succession Planning	$150,000	$225,000
Financial Controls, Ethics and Information Technology	$150,000	$150,000
Corporate Operational Initiatives	$200,000	$200,000
Corporate Marketing Initiatives	$200,000	$200,000
Making Terex a Better Place to Work	$100,000	$150,000
Business Development	$100,000	$125,000
Financial Structure	$100,000	$150,000
Total	$1,000,000	$1,200,000

The qualitative measures accounted for $1,200,000 of the $2,397,713 total 2007 Annual Incentive Plan bonus amount that the CEO earned.

In addition, Mr. Widman received a discretionary bonus in the amount of $100,000 in recognition of his efforts in remediating the Company’s material weakness relating to accounting for income taxes and Mr. DeFeo received a discretionary bonus in the amount of $110,000 in recognition of his efforts in the area of Talent Development, Diversity and Succession Planning.

The Committee believes that bonus target percentage ranges for the Company’s executive officers are generally within the third quartile of bonus target percentage ranges for the Benchmark Companies. The actual 2007 bonus payouts for Messrs. Riordan, Nichols and Filipov were within the third quartile of bonus target percentage ranges for the Benchmark Companies. The actual 2007 bonus payout for Mr. Widman was in the middle of the fourth quartile of bonus target percentage ranges for the Benchmark Companies and for Mr. DeFeo was in the top of the fourth quartile of bonus target percentage ranges for the Benchmark Companies. Mr. Widman’s 2007 bonus payout was in the fourth quartile primarily due to his receiving a discretionary bonus in the amount of $100,000 in recognition of his efforts in remediating the Company’s material weakness relating to accounting for income taxes. Mr. DeFeo’s 2007 bonus payout was in the fourth quartile due to his bonus target percentage being set in the fourth quartile.

Perquisites

The Company provides certain perquisites and benefits to its executive officers as a method of attracting and retaining its executive officers. There is not a pre-determined set of perquisites that the Company gives to its executive officers. Instead, an executive officer’s perquisites are determined on an individual basis and are often influenced by benefits and perquisites that former employers or predecessor organizations may have offered to these executives.

Perquisites that were given to executive officers in 2007 included company cars, club memberships, private airplane travel on a limited basis (which requires approval by the CEO and in the case of travel by the CEO, approval by the Chief Financial Officer), financial planning services, payment of supplemental long-term disability premiums, housing allowances and relocation costs. Generally, perquisites granted to executive officers are allocated to their income and they are required to pay income taxes on such perquisites. Executive officers, as well as certain other key employees of the Company, may upon their election, also receive matching contributions in the Company’s Deferred Compensation Plan. In addition to the perquisites described above, the Company generally provides its executive officers such other benefits as Company-paid life insurance and matching contributions in the Company’s 401(k) Plan and Employee Stock Purchase Plan, medical insurance, dental insurance and short-term disability coverage, which are also provided generally to all other U.S. based salaried employees.

Long-Term Incentive Compensation

The purpose of long-term incentive compensation is both to align the interests of the executive officers with the interests of the stockholders and to provide a level of reward and recognition for superior performance. The Company’s objective is to provide its executive officers with long term incentive awards that are generally within the third quartile of the award level at the Benchmark Companies. Long-term incentive awards may include cash and non-cash components. In 2007, all long-term incentive awards granted consisted solely of an equity component. It is the Company’s intention in the future to primarily grant long-term incentive awards in shares of restricted stock with time and/or performance based criteria, although other forms of awards may be considered.

The long term incentive awards are designed to provide wealth creation for the executives if shareholder value is created. The Committee believes that long-term incentive compensation ensures that the Company’s executive officers have a continuing stake in the long-term success of the Company and fosters the retention of key management personnel.

In 2007, the Company issued long-term incentive awards designed to provide an economic value that was significantly below the 75th percentile. This was done to keep expenses down, as well as due to the fact that two equity grants were issued to executive officers in 2006, due to the Company’s delay in the timely filing of its periodic reports with the SEC in 2005.

Stock Awards

One of the primary components of the Company’s long-term incentive compensation is the granting of restricted stock awards to executive officers, including awards which have a performance measurable component. In this way, the stock awards have the dual objective of helping to build shareholder value while also serving to retain and motivate the Company’s senior leadership.

The Company expects to make grants of stock awards in the first quarter of each calendar year at its March Board meeting, which is soon after the Company’s prior year’s results are finalized and released publicly, as well as after the Company’s budget has been finalized for the coming year. This is consistent with the Company’s move towards restricted stock awards that have a performance component, as it is intended that the performance component would be based upon a specific measure or measures from the Company’s budget for the coming year.

In March 2007, the executive officers received a grant of restricted stock. This grant contained both time based and performance based restricted stock awards. The time-based award vests 25% per year on each of the first four anniversaries of the date of grant.

Each executive will receive the performance-based portion of the March 2007 award, in accordance with the formula described below, only if Terex achieves a targeted percentage ROIC over four (4) consecutive calendar quarters ending December 31, 2007 (the “Target ROIC”). The Target ROIC was set at 41.9%, based upon Terex’s 2007 budgeted numbers.

For each 1% increase or decrease in attainment above or below the Target ROIC, the number of shares to be received by each Executive for the performance-based award would increase or decrease by 2.5%. For attainment at or above 120% of the Target ROIC, the number of shares distributed would be capped at 150% of the performance-based share award. If attainment is at 80% of the Target ROIC, the number of shares distributed would be 50% of the performance-based share award. For performance below 80% of the Target ROIC, the entire performance-based share award would be forfeited. As Terex achieved an ROIC of 43.3% in 2007, each executive received 108.5% of the performance-based award, which will be paid as follows: 25% in the first quarter of 2008, 25% on December 31, 2008, 25% on December 31, 2009 and 25% on December 31, 2010.

For each of the executive officers, other than Messrs. DeFeo, Widman and Riordan, the economic value of the time and performance based components were intended to each be approximately 50% of the total restricted stock award value. For Messrs. DeFeo, Widman and Riordan, the economic value of the time and performance based components were intended to be approximately 25% and 75% of the restricted stock award value, respectively. The restricted stock awards for Messrs. DeFeo, Widman and Riordan were more heavily performance-based than that of the other executives because the Committee believes they are the three executives with the greatest potential impact on the Company’s performance and therefore their compensation should be more attuned to the Company’s performance than that of the other executive officers.

Although many of the Benchmark Companies continue to grant predominantly time based awards, the Company believes that restricted stock grants that contain both time based and performance measures provide the right mix of motivating performance and providing for retention, which are the primary objectives of the restricted stock awards. Accordingly, the Company intends to continue granting restricted stock awards that contain both time and performance based components.

In 2008, the performance-based components of the Company’s long-term incentive compensation to executive officers will be based upon an EPS measure and a Total Shareholder Return (“TSR”) measure by comparing the Company’s TSR against the TSR of the Benchmark Companies. TSR combines share price appreciation and dividends paid to show the total return to the shareholder. In addition, these performance-based components will be measured over a three year period. The Committee believes that the longer measurement period for these awards and these performance metrics will help motivate long-term decision making and better align the interests of the executives and the Company’s stockholders.

Option Awards

Historically, one of the components of the Company’s long-term incentive compensation had been the granting of option awards to executive officers. However, over the past few years, the Company has been decreasing the number of options awarded to its executive officers. This decrease culminated in no option awards being made in 2007.

The decrease in the number of options granted is not a Terex-specific development. The implementation of Statement of Financial Accounting Standard No. 123R “Share-Based Payment” (“FAS 123R”), which requires that costs resulting from stock options be recognized in a company’s financial statements, as well as the dilutive effect of option exercises, has caused many companies, including Terex, to move away from the granting of options. It is generally more cost effective for the Company to grant restricted stock than options, as more options would need to be given for an executive to receive the same economic value as he or she would receive from a grant of fewer shares of restricted stock. The Company may grant options to executive officers in the future as the Company deems appropriate. However, the Company does not expect that the granting of options will be a key component of an executive officers’ long-term compensation in the near future.

Post-Employment Compensation

Retirement Plans and Life Insurance

The Company offers a variety of mechanisms for its executive officers to plan for their retirement. These plans are offered to attract and retain executive officers by offering them benefits that are similar to what is offered by the Benchmark Companies. The retirement plans offered by the Company to its executive officers generally include a 401(k) plan, which is also offered to most of the Company’s U.S. based employees, a deferred compensation plan, a supplemental executive retirement plan (“SERP”) and, in certain situations, other defined benefit pension plans. See “Pension Benefits” and “Nonqualified Deferred Compensation” for a description of the Company’s SERP and deferred compensation plan, respectively. In addition, each executive officer receives a life insurance policy that provides his or her family with a core level of security in case of the premature death of the executive officer. The Company provides each executive officer with a universal life insurance policy that is two times his or her base salary. In addition, the Company owns a universal life insurance policy on the life of Mr. DeFeo in the amount of $10,000,000. Pursuant to the terms of this arrangement, the Trustee of the Ronald M. DeFeo 1996 Life Insurance Trust has the right to designate a beneficiary or beneficiaries to receive the insurance proceeds from this policy on Mr. DeFeo’s death, subject to the Company’s right to first receive a certain portion of the insurance proceeds.

Termination of Employment and Change in Control Arrangements

Each of the Named Executive Officers, other than Mr. DeFeo, is a party to a Change in Control and Severance Agreement with the Company that was entered into in March 2006 (the “Executive Agreements”). The Company and Mr. DeFeo entered into an Employment and Compensation Agreement in July 2005 (the “DeFeo Agreement”) that contains provisions regarding termination of employment and change in control circumstances. These agreements provide the executive officers with a core level of assurance that their actions on behalf of the Company and its shareholders can proceed without the potential distraction of short-term issues that may affect the Company (e.g. merger, buyout, etc.) and helps ensure that they continue to act in the best interests of the Company. In addition, these agreements contain measures that protect the Company as well by including confidentiality, non-compete and non-solicitation provisions. The key terms of these agreements are generally standard provisions for agreements of this type and are described below in “Potential Payments Upon Termination or Change in Control.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table below shows the compensation for the previous fiscal year of the Company’s CEO, Chief Financial Officer and its three other highest paid executive officers who had 2007 total qualifying compensation in excess of $100,000 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1) (2)		Option Awards ($) (1) (2)		Non- Equity Incentive Plan Compensa -tion ($)		Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)			All Other Compens- ation ($) (3)		Total ($)
Ronald M. DeFeo Chairman and Chief Executive Officer	2007 2006	$ $	1,025,000 875,000	$110,000 -0-	$ $	10,596,912 4,942,447	$ $	166,200 261,200	$ $	2,397,713 8,602,600	$ $	1,585,928 584,844		$ $	313,733 214,293	$ $	16,195,486 15,480,384

Phillip C. Widman Senior Vice President and Chief Financial Officer	2007 2006	$ $	500,000 416,000	$100,000 -0-	$ $	1,960,078 542,569	$ $	80,807 147,327	$ $	431,288 1,911,840	$ $	154,329 75,916		$ $	76,928 110,611	$ $	3,303,430 3,204,263

Thomas J. Riordan President and Chief Operating Officer	2007		$744,231	-0-		$1,754,686		-0-		$857,849		$93,595			$269,177		$3,719,538

Steve Filipov (4) President, Developing Markets and Strategic Accounts	2007		$397,535	-0-		$1,222,571		$76,397		$356,121		$355,430	(5)		$42,182		$2,450,236

Richard Nichols President, Terex Cranes	2007		$375,000	-0-		$1,248,241		$128,055		$339,979		$204,446			$85,008		$2,380,729
______________________

(1) See Note Q – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for a detailed description of the assumptions that the Company used in determining the dollar amounts recognized for financial statement reporting purposes of its stock and option awards.

(2) The amounts listed in the Stock Awards and Option Awards columns are the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 and December 31, 2006 in accordance with FAS 123R and comprise grants made by the Company in 2003, 2004, 2006 and 2007 and 2002, 2003, 2004 and 2006, respectively. There were no forfeitures that occurred during the fiscal year ended December 31, 2007.

(3) As part of its competitive compensation program, the Company provides its Named Executive Officers with certain perquisites and other personal benefits. The amounts listed are the aggregate incremental cost of the perquisites paid by the Company. The aggregate incremental cost to the Company is computed as the actual out-of-pocket cost to the Company of supplying such perquisite. For example, the amount listed under the Company Car column is the amount that the Company paid to a third party as a result of providing a company car to the named executive officer. As part of their compensation, each of the Named Executive Officers in 2007 received the perquisites listed in the table below:

Name	Company Car	Club Memberships	Use of Private Aircraft	Long Term Disability Premiums	Financial Planning Services	401(k) Matching Contributions	Employee Stock Purchase Plan Company Contributions	Company Paid Life Insurance	Other*	Total
Ronald M. DeFeo	$2,510	$17,161	$49,963	$6,672	$14,995	$9,000	$2,125	$210,474	$833	$313,733
Phillip C. Widman	$25,676	$7,130	$14,329	$6,967	$2,500	$9,000	$2,125	$9,151	$50	$76,928
Thomas J. Riordan	$19,741	-0-	-0-	$696	-0-	$9,000	$3,625	$7,114	$229,001	$269,177
Steve Filipov	-0-	-0-	-0-	-0-	-0-	-0-	-0-	$1,199	$40,983	$42,182
Richard Nichols	$28,291	-0-	-0-	$5,284	-0-	$9,000	-0-	$2,933	$39,500	$85,008
______________________

* The amount shown for Mr. DeFeo was $599 for personal use of a Company driver and $234 for travel by Mr. DeFeo’s spouse; Mr. Widman was for payment of a Wellness Award; the amount shown for Mr. Riordan was $220,748 for payment of relocation costs, $8,203 for a matching contribution to the Company’s Deferred Compensation Plan, which matching contribution is invested in Common Stock and $50 for payment of a Wellness Award; the amount shown for Mr. Filipov was for payment of a housing allowance; and the amount shown for Mr. Nichols was for payment of a housing allowance.

(4) Mr. Filipov received his 2007 compensation in Euros. Amounts shown are converted into U.S. Dollars at an average rate of one Euro = $1.3661.

(5) The amounts shown include $146 for Mr. Filipov, which amount was earnings that were above-market or preferential.

Grants of Plan-Based Award

The following table sets forth information on grants of awards under the Company’s equity and non-equity incentive plans during 2007 to the Named Executive Officers. The amount of stock awards, option awards and non-equity incentive plan compensation recognized for financial reporting purposes by the Company for the Named Executive Officers during 2007 is also listed in the Summary Compensation Table.

Name	Grant Date	Grant Date (123R)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
				Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Ronald M. DeFeo	3/6/2007						31,506	63,012	94,518				$4,072,466
	3/6/2007									17,114			$1,106,078
	N/A			$512,500	$2,025,000	$3,037,500

Phillip C. Widman	3/6/2007						10,240	20,479	30,719				$1,323,558
	3/6/2007									5,562			$359,472
	N/A			$112,500	$375,000	$562,500

Thomas J. Riordan	1/31/2007						3,750	7,500	15,000				$426,675
	1/31/2007	12/13/2007					3,750	7,500	15,000				$426,675
	1/31/2007		(1)				3,750	7,500	15,000				$426,675
	1/31/2007		(1)				3,750	7,500	15,000				$426,675
	1/31/2007									30,000			$853,350
	3/6/2007						11,815	23,629	35,444				$1,527,142
	3/6/2007									6,418			$414,795
	N/A			$223,269	$744,231	$1,116,347

Steve Filipov	3/6/2007						4,201	8,402	12,603				$543,021
	3/6/2007									6,846			$442,457
	N/A			$29,815	$298,151	$447,227

Richard Nichols	3/6/2007						4,201	8,402	12,603				$543,021
	3/6/2007									6,846			$442,457
	N/A			$28,125	$281,250	$421,875

(1) The target for this award has not yet been set and therefore the grant date criteria under FAS 123R has not yet been satisfied. No expense has been recognized for financial statement reporting purposes for this award.

On January 31, 2007, a grant of Common Stock subject to restrictions on transfer, conditions of forfeitability and other limitations and restrictions (“Restricted Stock”) with performance-based criteria (“Performance Shares”) was made under the 2000 Plan to Mr. Riordan (30,000 shares, which is made up of four 7,500 share grants). The value of the Performance Shares granted to Mr. Riordan set forth in the table above is based on the closing stock price on the NYSE of the Common Stock of $56.89 per share on January 31, 2007. The Performance Shares awarded vest at a rate of 7,500 per year if the Company achieves a targeted percentage ROIC for each such year.

For each 1% increase or decrease in attainment above or below the Target ROIC, the number of shares to be received by Mr. Riordan for the performance-based award for each such year would increase or decrease by 2.5%. For attainment at or above 120% of the Target ROIC, the number of shares distributed would be capped at 150% of the performance-based share award for each such year. For performance below 80% of the Target ROIC, the entire performance-based share award for each such year would be forfeited. As Terex achieved an ROIC of 43.3% in 2007, Mr. Riordan received 108.5% of the 2007 portion of the performance-based award. Upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Riordan, any unvested portion of such Performance Shares grant shall vest immediately. Dividends, if any, are paid on Performance Shares at the same rate as paid to all stockholders.

In addition, on January 31, 2007, a grant of Restricted Stock was made under the 2000 Plan to Mr. Riordan (30,000 shares). The value of the Restricted Stock granted to Mr. Riordan set forth in the table above is based on the closing stock price on the NYSE of the Common Stock of $56.89 per share on January 31, 2007. The shares of Restricted Stock awarded vest as follows: 25% on January 31, 2008; 25% on January 31, 2009; 25% on January 31, 2010; and 25% on January 31, 2011. Upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Riordan, any unvested portion of such Restricted Stock grant shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

On March 6, 2007, grants of Performance Shares were made under the 2000 Plan to Mr. DeFeo (63,012 shares), Mr. Widman (20,479 shares), Mr. Riordan (23,629 shares), Mr. Filipov (8,402 shares) and Mr. Nichols (8,402 shares). The value of the Performance Shares granted to such Named Executive Officers set forth in the table above is based on the closing stock price on the NYSE of the Common Stock of $64.63 per share on March 6, 2007. With respect to each grant of Performance Shares made to a Named Executive Officer on March 6, 2007, the Performance Shares awarded vest as follows because the Company achieved a targeted percentage ROIC for the four consecutive calendar quarter period ending December 31, 2007: 25% of this grant will vest as soon as practicable after the Terex financial statements for 2007 are completed and filed, and 25% will vest on each of December 31, 2008, December 31, 2009, and December 31, 2010. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentage ROIC measurement. See the “Compensation Discussion & Analysis” section above for a detailed description of the performance measures used in this grant of Restricted Stock. Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such Performance Shares grant shall vest immediately. Dividends, if any, are paid on Performance Shares at the same rate as paid to all stockholders.

In addition, on March 6, 2007, grants of Restricted Stock were made under the 2000 Plan to Mr. DeFeo (17,114 shares), Mr. Widman (5,562 shares), Mr. Riordan (6,418 shares), Mr. Filipov (6,846 shares) and Mr. Nichols (6,846 shares). The value of the Restricted Stock granted to such Named Executive Officers set forth in the table above is based on the closing stock price on the NYSE of the Common Stock of $64.63 per share on March 6, 2007. With respect to each grant of Restricted Stock made to a Named Executive Officer on March 6, 2007, the shares of Restricted Stock awarded vest as follows: 25% on March 6, 2008; 25% on March 6, 2009; 25% on March 6, 2010; and 25% on March 6, 2011. Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such Restricted Stock grant shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

It is generally the Company’s policy not to enter into employment contracts unless it is legally required or customary to do so in a particular country. However, the Board has determined that maintaining Mr. DeFeo’s services is important to the long-term strategy of the Company and that the loss of Mr. DeFeo’s services could have a significant, negative impact on the Company’s business. Therefore, the Company feels it is prudent to have an employment agreement with Mr. DeFeo, which expires on December 31, 2012. The Company relies on the management and leadership skills of its other named executive officers, but not to the same extent that it relies on Mr. DeFeo, and accordingly these executives are not bound by employment agreements. The Company’s other executive officers are strictly at-will employees. Each of the Company’s executive officers, including Mr. DeFeo, have their compensation reviewed on an annual basis.

Under the DeFeo Agreement, Mr. DeFeo received an initial annual base salary of $850,000, subject to increase by the Board, as well as annual bonuses and long-term incentive compensation during his term of employment in accordance with any plan or plans established by the Company. The Company also agrees to use its best efforts to have Mr. DeFeo elected as a member of the Board and, consistent with generally accepted best corporate governance standards, Chairman of the Board during the term of the DeFeo Agreement. For additional information regarding Mr. DeFeo’s employment agreement, see “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised stock options, Restricted Stock that has not vested and equity incentive plan awards that have not yet vested for each of the Named Executive Officers as of the end of 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Ronald M. DeFeo	3,230				$8.40	4/5/2011
	150,000				$11.18	3/19/2012
	100,000				$5.59	3/13/2013
	60,000	20,000	(2)		$16.35	5/7/2014
							10,000	(3)	$655,700
										160,000	(4)	$10,491,200
							21,975	(5)	$1,440,901
										107,871	(6)	$7,073,101
							17,114	(7)	$1,122,165
										63,012	(8)	$4,131,697

Phillip C. Widman	25,000				$10.05	9/17/2012
	9,000	3,000	(9)		$17.35	3/11/2014
	5,000	5,000	(10)		$45.75	6/1/2016
							5,000	(11)	$327,850
							5,000	(12)	$327,850
							10,000	(13)	$655,700
							11,986	(5)	$785,922
										19,613	(6)	$1,286,024

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
							5,562	(7)	$364,700
										20,479	(8)	$1,342,808

Thomas J. Riordan							30,000	(14)	$1,967,100
										30,000	(15)	$1,967,100
							6,418	(7)	$420,828
										23,629	(8)	$1,549,354

Steve Filipov		2,500	(9)		$17.35	3/11/2014
	5,000	5,000	(10)		$45.75	6/1/2016
							5,000	(16)	$327,850
							4,500	(11)	$295,065
							10,000	(13)	$655,700
							7,991	(5)	$523,970
										13,075	(6)	$857,328
							6,846	(7)	$448,892
										8,402	(8)	$550,919

Richard Nichols	7,500				$6.53	10/1/2010
	10,000				$5.66	2/7/2013
	7,500	2,500	(17)		$14.99	2/1/2014
	7,500	2,500	(9)		$17.35	3/11/2014
	8,000	8,000	(10)		$45.75	6/1/2016

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
						3,750	(18)	$245,888
						3,750	(11)	$245,888
						16,000	(13)	$1,049,120
						7,991	(5)	$523,970
									13,075	(6)	$857,328
						6,846	(7)	$448,892
									8,402	(8)	$550,919

(1) Values based on the closing price of the Company’s Common Stock on the NYSE on December 31, 2007 of $65.57.

(2) The options vest on May 7, 2008.

(3) The shares of Restricted Stock vest on May 7, 2008.

(4) The shares of Restricted Stock vest as follows: (i) 20,000 shares vest on March 31, 2008, because the Company exceeded certain pre-determined financial targets for 2007; (ii) 70,000 shares will vest on March 31, 2009, if the Company equals or exceeds certain pre-determined financial targets for 2005 through 2008; and (iv) 70,000 shares will vest on March 31, 2009, if the Company equals or exceeds certain other pre-determined financial targets for 2006 through 2008.

(5) The shares of Restricted Stock vest in equal increments on September 1, 2008, September 1, 2009 and September 1, 2010.

(6) The shares of Restricted Stock vest as follows because the Company exceeded the targeted percentage ROIC for the five consecutive calendar quarter period ending December 31, 2007: 25% of this grant vest on March 6, 2008, and 25% vest on each of December 31, 2008, December 31, 2009, and December 31, 2010. As Terex achieved an ROIC of 41.6% in the five consecutive calendar quarter period ending December 31, 2007, each executive received 118.0% of the performance-based award, which will be paid in accordance with the vesting schedule described above.

(7) The shares of Restricted Stock vest in equal increments on March 6, 2008, March 6, 2009, March 6, 2010 and March 6, 2011.

(8) The shares of Restricted Stock vest as follows because the Company exceeded the targeted percentage ROIC for the four consecutive calendar quarter period ending December 31, 2007: 25% of this grant vest on March 6, 2008, and 25% vest on each of December 31, 2008, December 31, 2009, and December 31, 2010. As Terex achieved an ROIC of 43.3% in 2007, each executive received 108.5% of the performance-based award, which will be paid in accordance with the vesting schedule described above.

(9) The options vest on March 11, 2008.

(10) The options vest in equal increments on March 31, 2008 and March 31, 2009.

(11) The shares of Restricted Stock vest on March 11, 2008.

(12) The shares of Restricted Stock vest on September 17, 2008.

(13) The shares of Restricted Stock vest on March 31, 2010.

(14) The shares of Restricted Stock vest in equal increments on January 31, 2008, January 31, 2009, January 31, 2010 and January 31, 2011.

(15) The shares of Restricted Stock vest at a rate of 7,500 per year if the Company achieves a targeted percentage ROIC for each such year. See the “Grants of Plan Based Awards” section above for a detailed description of the performance measures used in this grant of Restricted Stock. As Terex achieved an ROIC of 43.3% in 2007, Mr. Riordan received 108.5% of the 2007 portion of the performance-based award.

(16) The shares of Restricted Stock vest on January 1, 2008.

(17) The options vest on February 1, 2008.

(18) The shares of Restricted Stock vest on February 1, 2008.

Option Exercises and Stock Vested

The table below summarizes the stock options exercised and each vesting of Restricted Stock during 2007 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald M. DeFeo	162,990	$11,828,184	37,324	$2,820,341
Phillip C. Widman	12,500	$878,850	18,995	$1,335,671
Thomas J. Riordan	-0-	-0-	-0-	-0-
Steve Filipov	6,500	$398,713	13,163	$900,460
Richard Nichols	-0-	-0-	11,163	$739,958

Pension Benefits

The table below provides information with respect to each of the Company’s pension plans that provide for payments at, following, or in connection with the retirement of a Named Executive Officer.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Ronald M. DeFeo	Supplemental Executive Retirement Plan	16	$5,086,642	-0-
	Terex Corporation Salaried Employees’ Retirement Plan	1(1)	$22,647	-0-
Phillip C. Widman	Supplemental Executive Retirement Plan	5(3)	$328,360	-0-
Thomas J. Riordan	Supplemental Executive Retirement Plan	1(2)	$93,595	-0-
Steve Filipov	Supplemental Executive Retirement Plan	12	$355,284	-0-
Richard Nichols	Supplemental Executive Retirement Plan	7	$204,446	-0-

(1) Participation in the Terex Corporation Salaried Employees’ Retirement Plan was frozen as of May 7, 1993, and no participants, including Mr. DeFeo, are credited with service for benefit purposes following such date.

(2) Following the completion of five years of service with the Company, Mr. Riordan will be credited with an additional ten years of service for vesting purposes.

(3) Upon completing ten years of service with the Company, Mr. Widman will be credited with an additional five years of service for benefit and vesting purposes.

The Company adopted the SERP effective October 1, 2002. The SERP is intended to provide certain senior executives of the Company with retirement benefits in recognition of their contributions to the long-term growth of the Company. Participants in the SERP with fifteen or more years of eligible service are vested and entitled to annual pension benefits beginning at a normal retirement age (“NRA”) of 65 or when age plus years of service first equal 90 (the “Normal Retirement Benefit”). The Board determined that for hiring and retention purposes, Messrs. Riordan and Widman would be credited with additional years of service as described above. Participants in the SERP who are at least 55 years of age and vested but not yet eligible to receive the Normal Retirement Benefit may receive an early retirement benefit that is equal to the actuarial equivalent of the Normal Retirement Benefit.

The compensation covered by the SERP is based on a participant’s final five-year average of annual salary and bonus. Benefits are computed assuming an NRA of 65 or when age plus years of service first equal 90. Benefits accrue at 2% of average compensation per year of service, payable at the NRA, up to a maximum of 20 years of service. Benefits are payable monthly as a life annuity with 120 monthly payments guaranteed. Benefits are reduced by 50% for Social Security payments and 100% for any other Company-paid retirement benefits.

Mr. DeFeo participates in the Terex Corporation Salaried Employees’ Retirement Plan, which was merged into the Terex Corporation Retirement Program for Salaried Employees on June 30, 2000 (the “Retirement Plan”). None of the other Named Executive Officers participate in the Retirement Plan. Participants in the Retirement Plan with five or more years of eligible service are fully vested and entitled to annual pension benefits beginning at age 65. Retirement benefits under the Retirement Plan for Mr. DeFeo are equal to the product of (i) his years of service (as defined in the Retirement Plan) and (ii) 1.08% of final average earnings (as defined in the Retirement Plan) plus 0.65% of such compensation in excess of amounts shown on the applicable Social Security Integration Table. There is no offset for primary Social Security. Participation in the Retirement Plan was frozen as of May 7, 1993, and no participants, including Mr. DeFeo, are credited with service for benefit purposes following such date. However, participants not currently fully vested will be credited with service for purposes of determining vesting only. The annual retirement benefits payable at normal retirement age under the Retirement Plan will be $3,687 for Mr. DeFeo.

See Note P – “Retirement Plans and Other Benefits” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for a detailed description of the assumptions that the Company uses in determining the present value of the accumulated benefit.

Nonqualified Deferred Compensation

The table below provides information for the Named Executive Officers with respect to the Company’s Deferred Compensation Plan, which was approved by the Board effective January 1, 1997 and by the stockholders of the Company pursuant to the NYSE rules on May 25, 2004.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Ronald M. DeFeo	-0-	-0-	$149,323	$4,094,840	$9,889,991	(2)
Phillip C. Widman	-0-	-0-	-0-	-0-	-0-
Thomas J. Riordan	$32,813	$8,203	$(5,269)	-0-	$35,747
Steve Filipov	-0-	-0-	$18,300	-0-	$986,909
Richard Nichols	-0-	-0-	$11,373	-0-	$743,649

(1) The amounts shown in the Registrant Contributions in Last FY column are included in the “All Other Compensation” column of the Summary Compensation table above. The amounts shown in the “Aggregate Earnings” in Last FY column include $146 for Mr. Filipov, which amounts are included in the Summary Compensation Table above, as these earnings were above-market or preferential.

(2) Includes $1,723,150 for Mr. DeFeo, which amount was included in Summary Compensation Tables in previous years.

Under the Deferred Compensation Plan, a Named Executive Officer may defer up to (i) 20% of his/her salary and (ii) 100% of his/her bonus. The deferrals may be invested in Common Stock or in a bond index. The Company credits the deferrals in the bond index with an interest rate equal to a bond fund that mirrors an investment strategy in corporate bonds of companies rated Baa or higher. The rate of interest for 2007 was approximately 6% per annum. The Company makes a contribution of 25% of the Named Executive Officer’s salary and/or bonus that is invested in Common Stock. The Company does not make a contribution with respect to any deferrals into the bond index.

The Named Executive Officers may receive payments under the Deferred Compensation Plan after their employment terminates, upon their death or if they have an unforeseeable emergency (as defined in the Deferred Compensation Plan). In addition, they may elect to receive all or a portion of their deferral, including the Company’s matching contribution, after the deferral has been in the Deferred Compensation Plan for at least three years. Furthermore, for deferrals made prior to December 31, 2004, if they elect to receive an accelerated distribution under the Deferred Compensation Plan, the Named Executive Officers shall (i) forfeit 10% of the amount of the distribution to the Company, (ii) forfeit any Company matching contribution that has not been in the plan for at least one year due to the accelerated distribution and (iii) be unable to make further deferrals into the plan for at least 12 months. In accordance with Section 409A of the Code, accelerated distributions are not allowed under the Deferred Compensation Plan for any deferrals made after December 31, 2004.

Potential Payments Upon Termination or Change in Control

If Mr. DeFeo's employment with the Company is terminated for any reason, including for Cause (as such term is defined in the DeFeo Agreement), due to Mr. DeFeo's death or disability, or by Mr. DeFeo voluntarily, or if Mr. DeFeo elects not to extend the DeFeo Agreement at the end of its term, Mr. DeFeo or his beneficiary is to receive, in addition to his salary, bonus and other compensation earned through the time of such termination, (i) any deferred compensation then in effect, (ii) any other compensation or benefits that have vested through the date of termination or to which Mr. DeFeo may then be entitled, including long term incentive compensation awards, stock and stock option awards, and (iii) reimbursement of expenses incurred by Mr. DeFeo through the date of termination but not yet reimbursed. If Mr. DeFeo’s employment with the Company is terminated as the result of Mr. DeFeo’s death or disability, then Mr. DeFeo or his beneficiary would also be entitled to receive a prorated portion of his bonus for the fiscal year during which such termination occurs.

If Mr. DeFeo's employment with the Company is terminated by the Company without Cause or by Mr. DeFeo for Good Reason (as such term is defined in the DeFeo Agreement), or if the Company elects not to extend the DeFeo Agreement at the end of its term, Mr. DeFeo is to receive, in addition to his salary, bonus and other compensation earned through the time of such termination, (i) two times his base salary, (ii) two times the average of his annual bonuses for the two calendar years preceding termination, (iii) a prorated portion of his bonus for the fiscal year during which such termination occurs, (iv) continuing insurance coverage for up to two years from termination, (v) immediate vesting of non-performance based unvested stock options and stock grants with a period of one year following termination to exercise his options, and (vi) continuation of all other benefits in effect at the time of termination for up to two years from termination. The cash portion of this payment is spread over a 13-month period following the date of termination, except if such termination occurs within 24 months following a Change in Control, in which event the cash portion is to be paid in a lump sum. In addition, if Mr. DeFeo’s employment is terminated by the Company without Cause or by Mr. DeFeo for Good Reason within 24 months following a Change in Control, Mr. DeFeo is entitled to (A) the greater of (1) the sum of (i), (ii) and (iii) above and (2) an amount equal to all compensation required to be paid to Mr. DeFeo for the balance of the term of the DeFeo Agreement, (B) the immediate vesting of any unvested performance stock options, stock grants, long term incentive compensation awards and other similar awards, with a period of one year following termination to exercise any such options and (C) any amounts payable under the SERP for the number of years of service achieved by Mr. DeFeo on the date of termination. The DeFeo Agreement also provides for additional payments to Mr. DeFeo in the event that any payments under the DeFeo Agreement are subject to excise tax under the Code, such that Mr. DeFeo retains an amount of such additional payments equal to the amount of such excise tax.

The DeFeo Agreement requires Mr. DeFeo to keep certain information of the Company confidential during his employment and thereafter. The DeFeo Agreement also contains an agreement by Mr. DeFeo not to compete with the business of the Company during his term of employment with the Company and for a period of 18 months thereafter (24 months thereafter, if the date of Mr. DeFeo's termination is within 24 months following a Change in Control).

The following table describes the potential payments upon termination or a change in control of the Company for Mr. DeFeo, the Company’s Chief Executive Officer, assuming that the triggering event took place on December 31, 2007 using the share price of Terex Common Stock as of that day (both as required by the SEC). However, a termination or change in control did not occur on December 31, 2007 and Mr. DeFeo was not terminated on that date. There can be no assurance that a termination or change in control would produce the same or similar results as those described if it occurs on any other date or at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early or Normal Retirement		Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death		Disability
Base Salary	-0-		-0-		$2,300,000		-0-		$2,300,000		-0-		-0-
Annual Incentive	$2,507,713		$2,507,713		$6,510,713		$2,507,713		$6,510,713		$2,507,713		$2,507,713
Restricted Shares (time-based)	-0-		-0-		$3,218,766		-0-		$3,218,766		$3,218,766		$3,218,766
Restricted Shares (performance-based)	-0-		-0-		-0-		-0-		$21,695,998		$21,695,998		$21,695,998
Stock Options	-0-		-0-		$984,400		-0-		$984,400		$984,400		$984,400
Company Car	-0-		-0-		$60,000	(1)	-0-		$60,000	(1)	-0-		-0-
Club Memberships	-0-		-0-		$34,000	(1)	-0-		$34,000	(1)	-0-		-0-
Long-term Disability Premiums	-0-		-0-		$18,000	(1)	-0-		$18,000	(1)	-0-		-0-
Life Insurance Premiums	-0-		-0-		$420,000	(1)	-0-		$420,000	(1)	-0-		-0-
Financial Planning Services	-0-		-0-		$30,000	(1)	-0-		$30,000	(1)	-0-		-0-
Retirement Plan Payments	$16,000,000	(2)	$16,000,000	(2)	$16,000,000	(2)	$16,000,000	(2)	$16,000,000	(2)	$16,000,000	(2)	$16,000,000	(2)
Life Insurance Proceeds	-0-		-0-		-0-		-0-		-0-		$11,800,000		-0-
Disability Benefits	-0-		-0-		-0-		-0-		-0-		-0-		$2,100,000	(3)
Excise Tax Gross Up	-0-		-0-		-0-		-0-		-0-		-0-		-0-

(1) Reflects the estimated value of a benefit or perquisite that Mr. DeFeo would be entitled to receive.

(2) Reflects the estimated value of Mr. DeFeo’s qualified and non-qualified retirement plans on December 31, 2007.

(3) Reflects the estimated value of all future payments that Mr. DeFeo would be entitled to receive under the Company’s disability program.

Pursuant to the Executive Agreements, if an executive’s employment with the Company is terminated within six months of a Change in Control (as defined in the Executive Agreements) in anticipation of such Change in Control or within 24 months following a Change in Control, other than for Cause, by reason of death or Permanent Disability (as defined therein), or by the executive without Good Reason (each as defined in the Executive Agreements), the executive is to receive (i) two times his base salary (Messrs. Nichols and Filipov each would receive one times his base salary), (ii) two times his annual bonus for the last calendar year preceding termination (Messrs. Nichols and Filipov each would receive one times his annual bonus), and (iii) any accrued vacation pay. This payment is to be paid in a lump sum simultaneously with the executive’s termination or on a monthly basis. The Executive Agreements also provide for additional payments to the executive in the event that any payments under the Executive Agreements are subject to excise tax under the Code, such that the executive retains an amount of such additional payments equal to the amount of such excise tax. In addition, the executive also will receive (a) immediate vesting of unvested stock options and stock grants, with a period of up to six months following termination to exercise such options, (b) immediate vesting of all unvested units granted under the 1999 LTIP for their maximum cumulative value (this is applicable only for Messrs. Widman and Riordan), (c) continuing insurance coverage for 24 months from termination (Messrs. Nichols and Filipov each would receive coverage for 12 months), (d) continuation of all other benefits in effect at the time of termination for 24 months from termination (Messrs. Nichols and Filipov each would receive benefits for 12 months) and (e) outplacement services for a period of at least 12 months from termination.

In the event an executive’s employment with the Company is terminated by the Company without Cause or by the executive for Good Reason (other than in connection with a Change in Control), the Company is to pay the executive (i) two times his base salary (Messrs. Nichols and Filipov each would receive one times his base salary), (ii) two times his annual bonus for the last calendar year preceding termination (this is applicable only for Messrs. Widman and Riordan) and (iii) any accrued vacation pay. This is to be paid in 12 or 24 equal monthly payments, as applicable. In such event, the executive would also have the right to exercise any stock options, long term incentive awards or similar awards for up to six months following termination, and would immediately vest in options and stock awards granted under the Company’s incentive plans that would vest in the 24 months following the date of termination (Messrs. Nichols and Filipov each would immediately vest in options and stock awards granted under the Company’s incentive plans that would vest in the 12 months following the date of termination). In addition, the Company would also provide continuing insurance coverage, continuation of all other benefits in effect at the time of termination for 24 months from termination (Messrs. Nichols and Filipov each would receive coverage and benefits for 12 months) and outplacement services for a period of at least 12 months from termination.

As part of the Executive Agreements, the executives agree to keep confidential certain Company information and not to disparage the Company. In addition, Mr. Riordan agrees that, for a period of 18 months, and Messrs. Widman, Nichols and Filipov agree that, for a period of 12 months, following the date of termination (or 24 months for Mr. Riordan following such termination, if such termination is within 24 months following a Change in Control), the executive will not, without the prior written consent of the Company, directly or indirectly engage in or render any services to any Competitive Business (as such term is defined in the Executive Agreements) nor solicit, induce or entice any employee of the Company to leave the Company.

Each Executive Agreement remains in effect until the earliest of: (i) termination of the executive’s employment prior to a Change in Control (other than termination in anticipation of a Change in Control) by the Company for Cause, by the executive for any reason other than Good Reason or by reason of the executive’s death or Permanent Disability; (ii) termination of the executive’s employment with the Company following a Change in Control, by reason of death or Permanent Disability, by the Company for Cause or by the executive for any reason other than Good Reason; or (iii) three years after the date of a Change in Control; however, each Executive Agreement terminates on March 31, 2008, if the executive is still in the employ of the Company at such time and a Change in Control has not yet occurred and is not reasonably expected to occur within six months thereafter.

As the Executive Agreements are set to expire on March 31, 2008, the Board has reviewed the costs and benefits of these agreements and has determined that it remains in the best interests of the Company and its stockholders to foster the continued employment of key management personnel. Therefore, Terex and its named executive officers, other than its CEO, and certain of its other executive officers will be entering into new Executive Agreements effective April 1, 2008. The new Executive Agreements are similar in nature to the previous agreements described above. The primary difference between the new Executive Agreements and the previous agreements is the replacement of a fixed two year term with a one year term with an annual renewal provision. In addition, certain changes were made which were intended to comply with Sections 409A and 162(m) of the Code. Furthermore, the form of Executive Agreement that will be entered into with Messrs. Nichols and Filipov will be similar to the form of Executive Agreement entered into with Messrs. Widman and Riordan where the severance payments and certain other benefits received by the executive are based upon a two year time period instead of a one year time period.

The following table describes the potential payments upon termination or a change in control of the Company for Mr. Widman, assuming that the triggering event took place on December 31, 2007 using the share price of Terex Common Stock as of that day (both as required by the SEC). However, a termination or change in control did not occur on December 31, 2007 and Mr. Widman was not terminated on that date. There can be no assurance that a termination or change in control would produce the same or similar results as those described if it occurs on any other date or at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early or Normal Retirement		Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death		Disability
Base Salary	-0-		-0-		$1,000,000		-0-		$1,000,000		-0-		-0-
Annual Incentive	-0-		-0-		$1,130,168		-0-		$1,130,168		-0-		-0-
Restricted Shares (time-based)	-0-		-0-		$1,362,020		-0-		$2,462,022		$2,462,022		$2,462,022
Restricted Shares (performance-based)	-0-		-0-		-0-		-0-		$2,628,832		$2,628,832		$2,628,832
Stock Options	-0-		-0-		$243,760		-0-		$243,760		$243,760		$243,760
Company Car	-0-		-0-		$50,000	(1)	-0-		$50,000	(1)	-0-		-0-
Club Memberships	-0-		-0-		$15,000	(1)	-0-		$15,000	(1)	-0-		-0-
Long-term Disability Premiums	-0-		-0-		$15,000	(1)	-0-		$15,000	(1)	-0-		-0-
Life Insurance Premiums	-0-		-0-		$20,000	(1)	-0-		$20,000	(1)	-0-		-0-
Financial Planning Services	-0-		-0-		$5,000	(1)	-0-		$5,000	(1)	-0-		-0-
Retirement Plan Payments	$350,000	(2)	$350,000	(2)	$700,000	(2)	$350,000	(2)	$700,000	(2)	$350,000	(2)	$350,000	(2)
Life Insurance Proceeds	-0-		-0-		-0-		-0-		-0-		$1,000,000		-0-
Disability Benefits	-0-		-0-		-0-		-0-		-0-		-0-		$2,450,000	(3)
Excise Tax Gross Up	-0-		-0-		-0-		-0-		-0-		-0-		-0-

(1) Reflects the estimated value of a benefit or perquisite that Mr. Widman would be entitled to receive.

(2) Reflects the estimated value of Mr. Widman’s qualified and non-qualified retirement plans on December 31, 2007.

(3) Reflects the estimated value of all future payments that Mr. Widman would be entitled to receive under the Company’s disability program.

The following table describes the potential payments upon termination or a change in control of the Company for Mr. Riordan, assuming that the triggering event took place on December 31, 2007 using the share price of Terex Common Stock as of that day (both as required by the SEC). However, a termination or change in control did not occur on December 31, 2007 and Mr. Riordan was not terminated on that date. There can be no assurance that a termination or change in control would produce the same or similar results as those described if it occurs on any other date or at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early or Normal Retirement		Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death		Disability
Base Salary	-0-		-0-		$1,500,000		-0-		$1,500,000		-0-		-0-
Annual Incentive	-0-		-0-		$1,607,849		-0-		$1,607,849		-0-		-0-
Restricted Shares (time-based)	-0-		-0-		$1,193,964		-0-		$2,387,928		$2,387,928		$2,387,928
Restricted Shares (performance-based)	-0-		-0-		-0-		-0-		$3,516,454		$3,516,454		$3,516,454
Stock Options	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Company Car	-0-		-0-		$40,000	(1)	-0-		$40,000	(1)	-0-		-0-
Club Memberships	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Long-term Disability Premiums	-0-		-0-		$1,500	(1)	-0-		$1,500	(1)	-0-		-0-
Life Insurance Premiums	-0-		-0-		$15,000	(1)	-0-		$15,000	(1)	-0-		-0-
Financial Planning Services	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Retirement Plan Payments	$60,000	(2)	$60,000	(2)	$150,000	(2)	$60,000	(2)	$150,000	(2)	$60,000	(2)	$60,000	(2)
Life Insurance Proceeds	-0-		-0-		-0-		-0-		-0-		$1,500,000		-0-
Disability Benefits	-0-		-0-		-0-		-0-		-0-		-0-		$1,150,000	(3)
Excise Tax Gross Up	-0-		-0-		-0-		-0-		$2,800,000		-0-		-0-

(1) Reflects the estimated value of a benefit or perquisite that Mr. Riordan would be entitled to receive.

(2) Reflects the estimated value of Mr. Riordan’s qualified and non-qualified retirement plans on December 31, 2007.

(3) Reflects the estimated value of all future payments that Mr. Riordan would be entitled to receive under the Company’s disability program.

The following table describes the potential payments upon termination or a change in control of the Company for Mr. Filipov, assuming that the triggering event took place on December 31, 2007 using the share price of Terex Common Stock as of that day (both as required by the SEC). However, a termination or change in control did not occur on December 31, 2007 and Mr. Filipov was not terminated on that date. There can be no assurance that a termination or change in control would produce the same or similar results as those described if it occurs on any other date or at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early or Normal Retirement		Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death		Disability
Base Salary	-0-		-0-		$397,535		-0-		$397,535		-0-		-0-
Annual Incentive	-0-		-0-		$356,121		-0-		$716,136		-0-		-0-
Restricted Shares (time-based)	-0-		-0-		$909,652		-0-		$2,251,477		$2,251,477		$2,251,477
Restricted Shares (performance-based)	-0-		-0-		-0-		-0-		$1,408,247		$1,408,247		$1,408,247
Stock Options	-0-		-0-		$170,100		-0-		$219,650		$219,650		$219,650
Company Car	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Club Memberships	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Long-term Disability Premiums	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Life Insurance Premiums	-0-		-0-		$1,000	(1)	-0-		$1,000	(1)	-0-		-0-
Financial Planning Services	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Retirement Plan Payments	$1,400,000	(2)	$1,400,000	(2)	$1,750,000	(2)	$1,400,000	(2)	$1,750,000	(2)	$1,400,000	(2)	$1,400,000	(2)
Life Insurance Proceeds	-0-		-0-		-0-		-0-		-0-		$478,000		-0-
Disability Benefits	-0-		-0-		-0-		-0-		-0-		-0-		$1,600,000	(3)
Excise Tax Gross Up	-0-		-0-		-0-		-0-		-0-		-0-		-0-

(1) Reflects the estimated value of a benefit or perquisite that Mr. Filipov would be entitled to receive.

(2) Reflects the estimated value of Mr. Filipov’s qualified and non-qualified retirement plans on December 31, 2007.

(3) Reflects the estimated value of all future payments that Mr. Filipov would be entitled to receive under the Company’s disability program.

The following table describes the potential payments upon termination or a change in control of the Company for Mr. Nichols, assuming that the triggering event took place on December 31, 2007 using the share price of Terex Common Stock as of that day (both as required by the SEC). However, a termination or change in control did not occur on December 31, 2007 and Mr. Nichols was not terminated on that date. There can be no assurance that a termination or change in control would produce the same or similar results as those described if it occurs on any other date or at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination		Early or Normal Retirement		Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death		Disability
Base Salary	-0-		-0-		$375,000		-0-		$375,000		-0-		-0-
Annual Incentive	-0-		-0-		$339,979		-0-		$678,167		-0-		-0-
Restricted Shares (time-based)	-0-		-0-		$778,512		-0-		$2,513,757		$2,513,757		$2,513,757
Restricted Shares (performance-based)	-0-		-0-		-0-		-0-		$1,408,247		$1,408,247		$1,408,247
Stock Options	-0-		-0-		$326,280		-0-		$405,560		$219,650		$219,650
Company Car	-0-		-0-		$28,000	(1)	-0-		$28,000	(1)	-0-		-0-
Club Memberships	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Long-term Disability Premiums	-0-		-0-		$5,000	(1)	-0-		$5,000	(1)	-0-		-0-
Life Insurance Premiums	-0-		-0-		$3,000	(1)	-0-		$3,000	(1)	-0-		-0-
Financial Planning Services	-0-		-0-		-0-		-0-		-0-		-0-		-0-
Retirement Plan Payments	$825,000	(2)	$825,000	(2)	$1,000,000	(2)	$825,000	(2)	$1,000,000	(2)	$825,000	(2)	$825,000	(2)
Life Insurance Proceeds	-0-		-0-		-0-		-0-		-0-		$750,000		-0-
Disability Benefits	-0-		-0-		-0-		-0-		-0-		-0-		$3,050,000	(3)
Excise Tax Gross Up	-0-		-0-		-0-		-0-		-0-		-0-		-0-

(1) Reflects the estimated value of a benefit or perquisite that Mr. Nichols would be entitled to receive.

(2) Reflects the estimated value of Mr. Nichols’ qualified and non-qualified retirement plans on December 31, 2007.

(3) Reflects the estimated value of all future payments that Mr. Nichols would be entitled to receive under the Company’s disability program.

DIRECTOR COMPENSATION

The compensation program for outside directors is designed to encourage outside directors to receive a significant portion of their annual retainer for Board service in Common Stock, or in options for Common Stock, or both, to enable directors to defer receipt of their fees, and to satisfy the Company's Common Stock ownership objective for outside directors.

The Company has established a Common Stock ownership objective for outside directors. Each director is expected to accumulate, over the director’s first four years of Board service, the number of shares of Common Stock that is equal in market value to two times the annual retainer for Board service ($300,000). Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level. The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders. To this end, each new director receives an award of shares of Common Stock having a market value of $25,000 on the date of the award. Each new director must defer receipt of this award under the Company’s Deferred Compensation Plan. If a director has not achieved the ownership objective, a director is expected to invest $75,000 per year in shares of Common Stock until the director has satisfied the ownership objective.

Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company. For their service, outside directors receive an annual retainer, as described below. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings.

Each outside director receives annually, on the first business day of each year, the equivalent of $150,000 for service as a Board member (or a prorated amount if a director’s service begins other than on the first day of the year). Each director elects annually, for the particular year, to receive this fee in (i) shares of Common Stock currently, which may be deferred into the stock fund of the Company’s Deferred Compensation Plan, (ii) options to purchase shares of Common Stock currently, (iii) cash currently, (iv) cash deferred into the bond fund of the Company’s Deferred Compensation Plan, or (v) any two of the four preceding alternatives in equal amounts. If a director elects to receive shares of Common Stock currently, then 40% of this amount is paid in cash to offset the tax liability related to such election.

For purposes of calculating the number of shares of Common Stock into which any fixed sum translates, Common Stock is valued at its per share closing price on the NYSE on the day immediately preceding the grant date. For purposes of calculating the number of options into which any fixed sum translates, each option to purchase a share is valued by dividing the amount of the annual retainer elected by each director to be received in options by the modified Black-Scholes value for each option, as calculated on the date of grant. The modified Black-Scholes value takes into account the design parameters of the options such as the term, termination and vesting provisions of the options. Options have an exercise price equal to the per share closing price of Common Stock on the NYSE on the day immediately preceding the grant of such option, vest immediately upon grant and have a ten-year term.

Each director who serves on a committee of the Board receives an annual committee retainer as set forth in the table below:

Committee Position	Committee Retainer

Lead Director, who is also the Governance and Nominating Committee Chair	$40,000

Audit Committee Chair	$35,000

Compensation Committee Chair	$25,000

Audit Committee Member	$5,000

Compensation Committee Member	$3,000

Governance and Nominating Committee Member	$3,000

The committee retainers listed above are payable in cash, and may be deferred into the bond fund of the Company’s Deferred Compensation Plan. For a director whose service begins other than on the first day of the year, any retainer is prorated.

A director who leaves the Board in mid-year, for any reason, will retain any retainer payments already received. The Compensation Committee has discretion to authorize the payment of additional fees to any director under extraordinary circumstances.

The compensation paid to the Company’s outside directors in 2007 is summarized in the following table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1) (3) (4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
G. Chris Andersen	$43,000	$150,000	-0-	-0-	-0-	-0-	$193,000
Paula H. J. Cholmondeley	$83,000	$75,000	-0-	-0-	-0-	-0-	$158,000
Don DeFosset	$38,000	$150,000	-0-	-0-	-0-	-0-	$188,000
William H. Fike	$6,000	$150,000	-0-	-0-	-0-	-0-	$156,000
Dr. Donald P. Jacobs	$158,000	-0-	-0-	-0-	-0-	-0-	$158,000
David A. Sachs	$30,000	-0-	$144,318	-0-	-0-	-0-	$174,318
Oren G. Shaffer	$6,575	$148,288	-0-	-0-	-0-	-0-	$154,863
Helge H. Wehmeier	$158,000	-0-	-0-	-0-	-0-	-0-	$158,000

(1) See Note Q – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for a detailed description of the assumptions that the Company used in determining the dollar amounts recognized for financial statement reporting purposes of its stock and option awards.

(2) The grant date fair value of each stock award computed in accordance with FAS 123R is the following: Mr. Andersen $150,000 (annual retainer paid on January 3, 2007); Ms. Cholmondeley $75,000 (annual retainer paid on January 3, 2007); Mr. DeFosset $150,000 (annual retainer paid on January 3, 2007); Mr. Fike $150,000 (annual retainer paid on January 3, 2007); Mr. Shaffer $25,000 (initial director sign-on grant paid on March 7, 2007) and Mr. Shaffer $123,288 (pro-rated portion of annual retainer paid on March 14, 2007.

(3) The grant date fair value of each option award computed in accordance with FAS 123R is the following: Mr. Sachs $144,318 (annual retainer paid on January 3, 2007).

(4) As of December 31, 2007, the following directors had vested outstanding options in these amounts: Mr. Andersen 15,000; Mr. DeFosset 15,000; Dr. Jacobs 28,826; and Mr. Sachs 27,524.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

G. CHRIS ANDERSEN
DON DEFOSSET
WILLIAM H. FIKE
DAVID A. SACHS
OREN G. SHAFFER

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company intends that all transactions with affiliates are to be on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board’s fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of independent directors. Pursuant to the terms of the written Audit Committee Charter, one of the responsibilities of the Audit Committee is to review related party transactions. See “Audit Committee Meetings and Responsibilities.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and each person who is the beneficial owner of more than 10% of the Company’s outstanding equity securities, to file with the SEC initial reports of ownership and changes in ownership of equity securities of the Company. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file such reports by the prescribed dates during 2007. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all reports filed with the SEC pursuant to Section 16(a) of the Exchange Act.

To the Company’s knowledge, based solely on review of the copies of reports furnished to the Company and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to the Company’s officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2007.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2007, with the management of the Company and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees). The Audit Committee also has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP the independence of such independent registered public accounting firm. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independent registered public accounting firm’s independence.

Based on its review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements for the Company’s fiscal year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2007 for filing with the SEC.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm.

AUDIT COMMITTEE

PAULA H. J. CHOLMONDELEY
DON DEFOSSET
DR. DONALD P. JACOBS
DAVID A. SACHS
OREN G. SHAFFER
HELGE WEHMEIER

PROPOSAL 2: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has audited the consolidated financial statements and the internal control over financial reporting of the Company for 2007. The Board of Directors, at the recommendation of the Audit Committee, desires to continue the service of this firm for 2008. Accordingly, the Board of Directors recommends to the stockholders ratification of the retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. If the stockholders do not approve PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, the Board of Directors and the Audit Committee will reconsider this selection.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Audit Fees

During the last two fiscal years ended December 31, 2007 and December 31, 2006, PricewaterhouseCoopers LLP charged the Company $9,197,000 and $8,829,000, respectively, for professional services rendered by such firm for the audit of the Company’s annual financial statements and internal control over financial reporting and review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q for that fiscal year. Audit fees for the fiscal years ended December 31, 2007 and December 31, 2006 include fees of $2,833,000 and $2,552,000 for professional services provided in connection with the assessment of the Company’s internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to various audit and attest services, due diligence related to mergers, acquisitions and investments, and consultations concerning financial accounting and reporting standards. The aggregate fees billed by PricewaterhouseCoopers LLP for such audit-related services for the fiscal years ended December 31, 2007 and December 31, 2006, were $1,053,000 and $882,000, respectively.

Tax Fees

The aggregate fees billed for tax services provided by PricewaterhouseCoopers LLP in connection with tax compliance, tax consulting and tax planning services for the fiscal years ended December 31, 2007 and December 31, 2006, were $856,000 and $633,000, respectively.

All Other Fees

The aggregate fees billed for services not included in the above services for the fiscal years ended December 31, 2007 and December 31, 2006, were $23,000 and $26,000, respectively and were primarily related to miscellaneous items, including foreign government filings.

All of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the general pre-approval provisions set forth in the Audit Committee’s pre-approval policies described in “Audit Committee Meetings and Responsibilities.”

The Board of Directors recommends that the stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008.

OTHER MATTERS

The Board does not know of any other business to be brought before the Meeting. In the event any such matters are brought before the Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.

All proposals of stockholders intended to be included in the proxy statement to be presented at the 2009 Annual Meeting of Stockholders must be received at the Company’s offices at 200 Nyala Farm Road, Westport, Connecticut 06880, no later than December 2, 2008. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

To nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, the Bylaws of the Company generally provides that notice must be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the date of the annual meeting. The Company anticipates that in order for a stockholder to nominate a candidate for election as a director at the Company's 2008 annual meeting or to propose business for consideration at such meeting, notice must be given between February 14, 2009 and March 16, 2009. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

Pursuant to the rules of the SEC, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials or Annual Report to Stockholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify us of their requests by calling or writing Terex Corporation, 200 Nyala Farm Road, Westport, CT 06880, (203) 222-7170.

STOCKHOLDERS ARE URGED TO VOTE THEIR PROXIES WITHOUT DELAY.
A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By order of the Board of Directors,

Eric I Cohen Secretary

March 31, 2008
Westport, Connecticut

ANNUAL MEETING OF STOCKHOLDERS OF

TEREX CORPORATION

____

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure that these shares are represented at the meeting by completing, signing and returning your proxy card below.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please detach and mail in the envelope provided.

TEREX CORPORATION

2008 Annual Meeting

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ronald M. DeFeo and Eric I Cohen, and either one of them, proxies with the power of substitution to act, by unanimous vote, or if only one votes or acts then by that one, to vote for the undersigned at the Annual Stockholders' Meeting of Terex Corporation, to be held at 10:00 A.M., local time, on May 15, 2008, at the offices of Terex Corporation, 200 Nyala Farm Road, Westport, Connecticut, and any adjournment or postponement thereof, as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS' NOMINEES AND FOR PROPOSAL 2.

(Continued and to be signed on the reverse side)

**Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on 05/15/08.**

*This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.*

The following materials are available for view:

Notice and Proxy Statement and Annual Report

To view this material, have the 12-digit Control #(s) available and visit: www.proxyvote.com

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If you want to receive a paper or e-mail copy of the above listed documents you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below on or before 05/01/08.

To request material: Internet: www.proxyvote.com Telephone: 1-800-579-1639 **Email: sendmaterial@proxyvote.com

**If requesting material by e-mail please send a blank e-mail with the 12-digit Control# (located on the following page) in the subject line.

Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

TEREX®

200 NYALA FARM ROAD
WESTPORT, CT 06880

## TEREX CORPORATION

**Vote In Person**

In order to vote these shares in person, you will need to request a ballot at the stockholder meeting.

**Vote By Internet**

To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

**Vote By Telephone**

To vote now by telephone, go to WWW.PROXYVOTE.COM to view the materials and receive the phone number. Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you call and follow the instructions.

R1TRX1

Meeting Location

The Annual Meeting for holders as of 03/18/08
is to be held on 05/15/08 at 10:00 A.M. EDT
at Terex Corporation
200 Nyala Farm Road
Westport, CT 06880

FOR MEETING DIRECTIONS
PLEASE CALL: 203-222-7170

R1TRX2

Voting items

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES AND "FOR" PROPOSAL 2.

1. ELECTION OF DIRECTORS

Nominees:

01) Ronald M. DeFeo
02) G. Chris Andersen
03) Paula H.J. Cholmondeley
04) Don DeFosset
05) William H. Fike
06) Thomas J. Hansen
07) Dr. Donald P. Jacobs
08) David A. Sachs
09) Oren G. Shaffer
10) David C. Wang
11) Helge H. Wehmeier

2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

3. Upon such other business as may properly come before the meeting or any adjournments or postponements, hereby revoking any proxy heretofore given.

R1TRX3